Exhibit 10.16

AGREEMENT AND PLAN OF MERGER

by and among

FLEX LTD.,

YUMA, INC.,

NEXTRACKER INC.

AND

YUMA ACQUISITION CORP.

Dated as of [●], 2023

i

6.9	Flex Shareholders Meeting	17
6.10	Newco Capital Stock	17
6.11	Newco Assets and Liabilities	17
6.12	Stock Exchange Listing	17
6.13	Takeover Statutes	17
6.14	Transaction Litigation	18
6.15	Tax Matters Agreement	18

ARTICLE VII CONDITIONS TO CLOSING		18
7.1	Mutual Conditions to Closing	18
7.2	Conditions Precedent to Obligations of the Nextracker Parties	18
7.3	Conditions Precedent to Obligations of the Flex Parties	19
7.4	Frustration of Closing Conditions	19

ARTICLE VIII TERMINATION		19
8.1	Termination of Agreement	19
8.2	Procedure Upon Termination	20
8.3	Effect of Termination	20

ARTICLE IX MISCELLANEOUS		20
9.1	Entire Agreement; Construction	20
9.2	Transaction Documents	21
9.3	Counterparts	21
9.4	Survival	21
9.5	Expenses	21
9.6	Notices	21
9.7	Waiver	22
9.8	Assignment	22
9.9	Successors and Assigns	22
9.10	Amendment	22
9.11	Subsidiaries	22
9.12	Third-Party Beneficiaries	22
9.13	Title and Headings	23
9.14	Governing Law; Submission to Jurisdiction	23
9.15	Dispute Negotiation	23
9.16	Specific Performance	24
9.17	Severability	24
9.18	Public Announcement	24
9.19	Interpretation	24
9.20	No Waiver	25

ii

9.21	Advisors	25
9.22	No Recourse	25

ARTICLE X DEFINITIONS		26
10.1	Certain Definitions	26
10.2	Terms Defined Elsewhere	28
10.3	References; Interpretation	29

Exhibits

Exhibit A – Form of Certificate of Merger
Exhibit B – Form of Certificate of Incorporation of the Surviving Corporation
Exhibit C – Form of Tax Matters Agreement

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of [•], 2023, is entered into by and among Flex Ltd., a public company limited by shares incorporated in Singapore and having company registration no. 19002645H (“Flex”), Yuma, Inc., a Delaware corporation (“Newco”), Nextracker Inc., a Delaware corporation (“Nextracker”), and Yuma Acquisition Corp., a Delaware corporation (“Merger Sub”) (all such parties, collectively, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, as of the date hereof: (i) Flex, directly or indirectly through its wholly owned Subsidiaries, is the sole stockholder of Flextronics International USA, Inc., a Delaware corporation (“FIUI”); (ii) FIUI is the sole stockholder of Newco; (iii) Newco is the sole stockholder of Nextracker; (iv) Newco, TPG Rise Flash, L.P., a Delaware limited partnership (“TPG”), and Yuma Subsidiary, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Newco (“Newco Sub”), directly or indirectly hold all of the units of Nextracker LLC, a Delaware limited liability company (“Nextracker OpCo” and all such units, the “Nextracker OpCo Units”); and (v) Nextracker is the sole stockholder of Merger Sub;

WHEREAS, Flex, FIUI, and Nextracker OpCo are parties to that certain Separation Agreement, dated as of February 1, 2022 (the “Separation Agreement”);

WHEREAS, Flex currently expects to cause Nextracker to make an offer and sale to the public of shares of Class A common stock, par value $0.0001 per share, of Nextracker (all such shares, the “Nextracker Class A Shares”), pursuant to a registration statement on Form S-1, as more fully described in the Separation Agreement (the “IPO”);

WHEREAS, in connection with the IPO, if effected, as of the closing date of the IPO, the equity interests in Nextracker held by Flex and its Subsidiaries (including Newco and Newco Sub) would be recapitalized as shares of Class B common stock, par value $0.0001 per share, of Nextracker (all such shares, the “Nextracker Class B Shares”);

WHEREAS, among other things, the Separation Agreement provides, on the terms and subject to the conditions of the Separation Agreement, (i) FIUI with the right (the “Merger Election Right”), exercisable at any time following the IPO, to elect to effect the merger of Merger Sub with and into Newco, with Newco surviving as a direct wholly owned Subsidiary of Nextracker (the “Merger”), and (ii) that Nextracker and Merger Sub shall take all actions reasonably necessary to adopt and approve this Agreement;

WHEREAS, on the terms and subject to the conditions of this Agreement, if the Merger Election Right is exercised and not rescinded, Flex shall effect the Distribution (as defined herein) prior to the consummation of the Merger, whereby the holders of fully-paid up ordinary shares, no par value per share, of Flex whose names appear on the Branch Register of Members maintained in the United States of America (all such shares, the “Flex Ordinary Shares”), on the Distribution Record Date (as defined herein) would receive one share of common stock, par value $0.001 per share, of Newco (all such shares, the “Newco Shares”), for each Flex Ordinary Share held by each such holder;

WHEREAS, on the terms and subject to the conditions of this Agreement, if the Merger is consummated, each holder of Newco Shares, as of immediately prior to the consummation of the Merger, would have the right to receive, immediately following the consummation of the Merger, a number of newly issued Nextracker Class A Shares as determined by the Exchange Ratio (as defined herein), for each Newco Share held by such holder;

WHEREAS, the board of directors of Newco (the “Newco Board”) has, among other matters, approved and declared advisable this Agreement and the Merger, and resolved to recommend that FIUI, in its capacity as the sole stockholder of Newco, approve the Merger and adopt this Agreement;

WHEREAS, the board of directors of Nextracker (the “Nextracker Board”) has, among other matters, approved and declared advisable this Agreement and the transactions contemplated by this Agreement (the “Transactions”), including the issuance of newly issued Nextracker Class A Shares to the holders of Newco Shares as consideration in the Merger (the “Issuance”), and resolved to recommend that Newco, in its capacity as the sole stockholder of Nextracker, approve this Agreement and the Transactions, including the Issuance;

WHEREAS, the board of directors of Merger Sub (the “Merger Sub Board”) has, among other matters, approved and declared advisable this Agreement and the Merger, and resolved to recommend that Nextracker, in its capacity as the sole stockholder of Merger Sub, approve the Merger and adopt this Agreement;

WHEREAS, immediately following the execution of this Agreement, each of (i) FIUI, in its capacity as the sole stockholder of Newco, (ii) Newco, in its capacity as the sole stockholder of Nextracker, and (iii) Nextracker, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver, as applicable, the Newco Stockholder Consent, the Nextracker Stockholder Consent and the Merger Sub Stockholder Consent (each as defined herein);

WHEREAS, the Parties acknowledge and agree that a significant interval of time may elapse between the IPO and the consummation of the Merger;

WHEREAS, the Parties intend that, for U.S. federal income tax purposes: (i) the Distribution shall qualify as tax-free under Section 355 of the United States Internal Revenue Code (the “Code”); (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury regulations promulgated thereunder (“Treasury Regulations”); and (iii) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and in the other Transaction Documents and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

ELECTION NOTICE; PRE-CLOSING DISTRIBUTION OF NEWCO SHARES

1.1 Merger Notice. Pursuant to Section 3.8 of the Separation Agreement, FIUI may exercise the Merger Election Right at any time following the IPO. Accordingly, the Parties hereby agree that Flex, on behalf of FIUI, may exercise the Merger Election Right by delivering a written notice of such election to Nextracker at any time following the IPO (the “Merger Notice”). The Merger Notice shall specify a date for the Closing that is the later of (a) a Business Day that is no less than 30 days from the date of the Merger Notice, and (b) the third Business Day after the satisfaction or, if permissible, waiver of all of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of those conditions at such time). The date for the Closing specified in the Merger Notice is referred to herein as the “Merger Notice Closing Date”. Notwithstanding anything to the contrary in this Agreement, at any time prior to the consummation of the Merger, Flex, in its sole and absolute discretion, may rescind the Merger Notice by delivering a written notice of such election to Nextracker. In such event, this Agreement shall remain in full force and effect but the Transactions shall promptly thereafter be abandoned until such time as Flex delivers a subsequent Merger Notice to Nextracker in accordance with this Section 1.1 (which subsequent Merger Notice shall otherwise be treated as the “Merger Notice” for all purposes hereunder). For the avoidance of doubt, any such rescinding of the Merger Notice by Flex shall not terminate this Agreement and shall be independent of the termination provisions set forth in Article VIII.

1.2 Distribution of Newco Shares to Flex Shareholders.

(a) The Distribution. For purposes of this Agreement, the “Distribution” means, if effected by Flex in its sole and absolute discretion, (i) the distribution, including by means of a series of distributions, to the holders of the Flex Ordinary Shares whose names appear on the Branch Register of Members maintained in the United States of America (other than Excluded Shares) on the Distribution Record Date (or at the direction of such holder, to the designated bank, brokerage firm or other nominee on such holder’s behalf) electronically, by direct registration of such Newco Shares in book entry form (each, a “Book Entry Newco Share”), one Newco Share for each Flex Ordinary Share held by each such holder at the Distribution Record Date, or (ii) any other distribution or series of distributions of Newco Shares to the holders of Flex Ordinary Shares whose names appear on the Branch Register of Members maintained in the United States of America as determined by Flex in its sole and absolute discretion. After delivery of the Merger Notice (for as long as such Merger Notice remains in effect), Flex shall be entitled to establish the timing of the Distribution Record Date and the Distribution Closing Date at any time prior to the consummation of the Merger and determine whether to effect the Distribution, in each case, in its sole and absolute discretion.

(b) Appointment of Agent. After delivery of the Merger Notice (for as long as such Merger Notice remains in effect), (i) Flex shall appoint the then-current transfer agent for the Flex Ordinary Shares (or any other transfer agent selected by Flex in its sole and absolute discretion) to act as agent in connection with the Distribution (the “Agent”) and enter into an agreement with the Agent with respect to the Distribution prior to the Distribution Record Date and (ii) Nextracker shall, in reasonable consultation with Flex, enter into a customary agreement with the Agent as exchange agent for the Issuance and the other matters contemplated by Article IV prior to the Closing Date.

(c) Tax Consequences. The Parties intend that, for U.S. federal income tax purposes, the Distribution shall qualify as tax-free under Section 355 of the Code. Each Party shall, and shall cause its respective Affiliates to, file all tax returns consistent with, and take no position inconsistent with (whether in audits, tax returns or otherwise), such treatment unless required to do so pursuant to a final “determination” (within the meaning of Section 1313(a) of the Code).

ARTICLE II

THE MERGER

2.1 Closing Date. The closing of the Merger (the “Closing”) shall take place at 9:00 a.m., New York, New York time, by electronic exchange of documents by the Parties, on the date that is (i) the later of (A) the date for the Closing specified in the Merger Notice (for as long as such Merger Notice remains in effect) and (B) the third Business Day after the satisfaction or, if permissible, waiver of all of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of those conditions at such time) or (ii) on such other date as the Parties may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

2.2 The Closing. On the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), and in reliance on the representations, warranties and covenants made or given in this Agreement and the other Transaction Documents, the Parties hereby agree that, at the Closing, Merger Sub shall be merged with and into Newco and the separate corporate existence of Merger Sub shall thereupon cease, and Newco shall be the surviving corporation in the Merger under the DGCL (sometimes hereinafter referred to as the “Surviving Corporation”). Upon consummation of the Merger, the Surviving Corporation shall be a wholly owned Subsidiary of Nextracker.

2.3 Effective Time. Concurrently with the Closing, Flex and Nextracker will cause a certificate of merger, in the form attached hereto as Exhibit A (the “Certificate of Merger”), to be executed in accordance with the relevant provisions of the DGCL and duly filed with the Secretary of State of the State of Delaware (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and agreed to by the Parties in writing prior to the filing thereof, being the “Effective Time”) and shall make all other filings or recordings required under the DGCL, if any, to effect the Merger. From and after the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, the Surviving Corporation shall possess all of the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Newco and Merger Sub, all as provided under the DGCL and the Governing Documents of the Surviving Corporation.

2.4 Closing Deliverables. At or prior to the Closing, the following deliveries shall be made in the following manner:

(a) Flex shall have delivered, on behalf of the Flex Parties, to Nextracker a certificate executed by Flex as to the satisfaction of the conditions set forth in Sections 7.2(a) and 7.2(b);

(b) Nextracker shall have delivered, on behalf of the Nextracker Parties, to Flex a certificate executed by Nextracker as to the satisfaction of the conditions set forth in Sections 7.3(a) and 7.3(b);

(c) Flex shall have delivered, or caused to be delivered, to Nextracker resignation letters from (i) all members of the board of directors of Newco and (ii) the officers of Newco, in each case, effective as of the Closing (other than any such members or officers identified by Nextracker in writing to Flex prior to the Closing); and

(d) Flex and Newco shall have received a tax opinion from a nationally recognized tax advisor, dated as of the Closing Date, to the effect that the Distribution will qualify as tax-free under Section 355 of the Code and the Merger will qualify as a tax-free reorganization under Section 368(a) of the Code.

(e) Nextracker shall have received a certificate from Newco, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in Newco is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

2.5 Tax Consequences. The Parties intend that, for U.S. federal income tax purposes, (a) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (b) this Agreement, including any amendments thereto, be, and hereby is, adopted as, a “plan of reorganization” involving the Merger for purposes of Section 354, Section 361 and Section 368 of the Code. Each Party shall, and shall cause its respective Affiliates to, file all tax returns consistent with, and take no position inconsistent with (whether in audits, tax returns or otherwise), such treatment unless required to do so pursuant to a final “determination” (within the meaning of Section 1313(a) of the Code).

ARTICLE III

CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION; DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

3.1 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Newco as in effect immediately prior to the Effective Time shall be amended and restated as of the Effective Time to be in the form attached hereto as Exhibit B and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until thereafter duly amended as provided therein or in accordance with the DGCL.

3.2 Bylaws. At the Effective Time, the bylaws of Newco shall be amended and restated in their entirety to read the same as the bylaws of Merger Sub immediately prior to the Effective Time, and as so amended and restated shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter duly amended as provided therein or in accordance with the Charter and the DGCL.

3.3 Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.4 Officers. The officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK

4.1 Effect on Capital Stock of Newco. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Newco or Merger Sub or any other Person:

(a) Treatment of Newco Shares. (i) All of the Newco Shares shall cease to be outstanding, shall automatically be cancelled and shall cease to exist and (ii) Nextracker shall issue new Nextracker Class A Shares to the holders of each Newco Share issued and outstanding immediately prior to the Effective Time, in an amount, on a per Newco Share basis, equal to the quotient of (i) the number of Nextracker Class A Shares held by Newco and its Subsidiaries (including Newco Sub) as of immediately prior to the Effective Time (and assuming for such purposes that all Nextracker OpCo Units and Nextracker Class B Shares held by Newco and its Subsidiaries (including Newco Sub) have been exchanged for Nextracker Class A Shares as of immediately prior to the Effective Time pursuant to and in accordance with the Exchange Agreement) divided by (ii) the number of issued and outstanding Newco Shares as of immediately prior to the Effective Time (such ratio, the “Exchange Ratio,” such consideration, the “Per Share Merger Consideration” and, the aggregate consideration to be issued pursuant to this Section 4.1(a), the “Aggregate Merger Consideration”). For the avoidance of doubt, following the Effective Time, each Newco Share shall not represent economic ownership in the Surviving Corporation and shall instead thereafter represent only the right to receive the Per Share Merger Consideration and the right, if any, to receive cash in lieu of fractional shares pursuant to Section 4.2(d) or any dividends or other distributions pursuant to Section 4.2(b).

(b) Treatment of Merger Sub Shares. At the Effective Time, each share of common stock, par value $0.001 per share, of Merger Sub (all such shares, the “Merger Sub Shares”), issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation.

4.2 Payment to Holders of Newco Shares.

(a) Agent; Distribution Procedures. Nextracker shall deposit, or shall cause to be deposited, with the Agent for the benefit of the holders of Newco Shares as of immediately prior to the Effective Time (the “Newco Record Holders”) (i) prior to the Effective Time, evidence of non-certificated newly issued Nextracker Class A Shares in book entry form (“Book Entry Nextracker Class A Shares”), constituting at least the amounts necessary for payment of the Aggregate Merger Consideration, and (ii) as necessary from time to time after the Effective Time, if applicable, any cash and dividends or other distributions with respect to the Nextracker Class A Shares to be issued or to be paid pursuant to Section 4.2(b) and Section 4.2(d), in consideration for the cancellation of Newco Shares that are outstanding immediately prior to the Effective Time, deliverable upon due surrender of the Book Entry Newco Shares to the Agent pursuant to the provisions of this Article IV (such cash and evidence of Book Entry Nextracker Class A Shares, together with the amount of any dividends or other distributions payable pursuant to this Article IV with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Agent shall also act as the agent for Newco’s stockholders for the purpose of receiving and holding their Book Entry Newco Shares and shall obtain no rights or interests in the Newco Shares represented thereby. As promptly as practicable after the Effective Time, Nextracker shall cause the Agent to distribute the Aggregate Merger Consideration and cash in the Exchange Fund to the Newco Record Holders in accordance with this Article IV.

(b) Distributions with Respect to Unexchanged Newco Shares. All Nextracker Class A Shares to be issued by Nextracker in connection with the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution has been declared by Nextracker in respect of Nextracker Class A Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all Per Share Merger Consideration issuable pursuant to this Agreement. No dividends or other distributions in respect of the Nextracker Class A Shares shall be paid to any holder of any Newco Share until such Book Entry Newco Share is surrendered for exchange in accordance with this Article IV. Subject to the effect of applicable Law, following surrender of any such Book Entry Newco Share that has been converted into the right to receive the Per Share Merger Consideration, there shall be issued or paid to the holder of the Book Entry Nextracker Class A Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Nextracker Class A Shares and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole Nextracker Class A Shares with a record date after the Effective Time but with a payment date subsequent to surrender of any such Book Entry Newco Share.

(c) Transfers. From and after the Distribution Closing, there shall be no transfers on the stock transfer books of Newco of the Newco Shares that were outstanding immediately following the Distribution Closing. From and after the Effective Time, there shall be no transfers on the stock transfer books of Newco of the Newco Shares that were outstanding immediately prior to the Effective Time.

(d) Fractional Shares. No fractional Nextracker Class A Shares will be distributed or credited to book entry accounts in connection with the Merger, and any such fractional share to which a Newco Record Holder would otherwise be entitled shall not entitle such Newco Record Holder to dividends, voting rights or any other rights as a stockholder of Nextracker in respect of such fractional share. In lieu of any such fractional shares, each Newco Record Holder who, but for the provisions of this Section 4.2(d), would be entitled to receive a fractional share of a Nextracker Class A Share in connection with the Merger, shall be paid cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Effective Time, Nextracker shall direct the Agent to determine the number of whole and fractional Nextracker Class A Shares allocable to each Newco Record Holder, to aggregate all such fractional shares into whole shares, and to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each Newco Record Holder who otherwise would be entitled to receive fractional shares (with the Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such Newco Record Holder, in lieu of any fractional share, such Newco Record Holder’s or owner’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers’ fees and commissions. None of the Parties or the Agent will be required to guarantee any minimum sale price for the fractional Nextracker Class A Shares sold in accordance with this Section 4.2(d). None of the Parties or the Agent will be required to pay any interest on the proceeds from the sale of fractional shares. Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of the Parties. Solely for purposes of computing fractional shares pursuant to this Section 4.2(d), the beneficial owner of Nextracker Class A Shares held of record in the name of a nominee in any nominee account shall be treated as the Newco Record Holder with respect to such shares.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including Nextracker Class A Shares) that remains unclaimed by the stockholders of Newco for 12 months after the Effective Time shall be delivered to Nextracker. Any holder of Newco Shares who has not theretofore complied with this Article IV shall thereafter look only to Nextracker for delivery of any Per Share Merger Consideration (and to the extent applicable, cash in lieu of fractional shares pursuant to Section 4.2(d) or any dividends or other distributions pursuant to Section 4.2(b)), payable or issuable pursuant to Section 4.1 and Section 4.2 upon due surrender of their Book Entry Newco Shares, in each case, without interest. Notwithstanding the foregoing, none of the Surviving Corporation, Nextracker, Flex, the Agent or any other Person shall be liable to any former holder of Newco Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar applicable Laws. Any portion of the Exchange Fund which remains undistributed to the holders of Newco Shares immediately prior to the time at which the Exchange Fund would otherwise escheat to, or become property of, any Governmental Entity, shall, to the extent permitted by applicable Law, become the property of Nextracker, free and clear of all claims or interest of any Person previously entitled thereto.

4.3 Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Newco Shares in connection with the Merger.

4.4 Adjustments. Notwithstanding anything to the contrary in this Agreement, if, between the date hereof and the Effective Time, the issued and outstanding Newco Shares or securities convertible or exchangeable into or exercisable for Newco Shares or the issued and outstanding Nextracker Class A Shares or securities convertible or exchangeable into or exercisable for Nextracker Class A Shares, shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, extraordinary cash dividend, recapitalization, reorganization, combination, merger, issuer tender or exchange offer, or other similar transaction (other than, in the case of Newco Shares, in connection with or to effect the Distribution), then the Per Share Merger Consideration and the Aggregate Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration and the Aggregate Merger Consideration, respectively.

4.5 Withholding Rights. Flex, Newco, Nextracker, Merger Sub and their respective Affiliates and agents (including the Agent), shall be entitled to deduct and withhold from any amounts otherwise required to be paid pursuant to this Agreement such amounts as may be required to be deducted and withheld under the Code or any provision of state, local or foreign tax law, and shall properly remit, or cause to be remitted, such amounts to the relevant Governmental Entity. Any deducted or withheld amounts that are properly remitted to the relevant Governmental Entity shall be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of the Flex Parties. Flex represents and warrants to the Nextracker Parties that:

(a) Organization; Good Standing; Qualification. Flex is a company duly incorporated and validly existing under the laws of Singapore and Newco is duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Flex Party (i) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (ii) is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to (x) prevent, materially impair or materially delay the ability of such Party to perform its obligations under this Agreement or the other Transaction Documents or prevent, materially impair or materially delay the consummation of the transactions contemplated hereby and thereby (a “Material Adverse Effect”) or (y) solely with respect to Newco, result in a material liability to the Surviving Corporation.

(b) Authorization of Transaction Documents.

(i) Each Flex Party has all requisite corporate power and authority, subject only to obtaining the approval of the Distribution (and any other Transaction or this Agreement as required by applicable Law or Flex’s Governing Documents) by the holders of the Flex Ordinary Shares at a meeting of Flex’s shareholders called and held for such purpose (the “Flex Shareholder Approval”) and the Newco Stockholder Consent, as applicable, and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and each Transaction Document to which it, or they, is, are, or shall be, a party, and to consummate the transactions contemplated hereby and thereby (other than with respect to the Distribution (if consummated), which Flex shall have taken all necessary corporate action to consummate as of the Distribution Closing).

(ii) The Newco Board has (1) determined that this Agreement and the Merger are fair to and in the best interests of Newco and its stockholders, (2) approved and declared advisable this Agreement and the Merger, on the terms and subject to the conditions of this Agreement, (3) resolved to recommend that FIUI, as the sole stockholder of Newco, approve the Merger and adopt this Agreement, and (4) approved and declared advisable the other Transaction Documents to which Newco is a party. Other than the Newco Stockholder Consent, no vote or consent of the holders of any class or series of capital stock of Newco is necessary to approve this Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby.

(c) Execution of Transaction Documents. This Agreement has been duly executed and delivered by each Flex Party, and each other Transaction Document to which each Flex Party is a party, when delivered by it in accordance herewith, shall have been duly executed and delivered by such Flex Party.

(d) Enforceability of Transaction Documents. Assuming that this Agreement and each of the Transaction Documents to which any Flex Party is a party is the valid and binding obligation of each Nextracker Party or other counterparty thereto, this Agreement constitutes and each other Transaction Document shall constitute, the valid, legal and binding obligation of each Flex Party that is party to each such agreement, enforceable against each such Flex Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Remedies Exception”).

(e) Non-Contravention. The execution and delivery by any Flex Party of each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby will not, subject to obtaining the Flex Shareholder Approval and the Newco Stockholder Consent, as applicable: (i) conflict with any requirement of its Governing Documents; (ii) assuming compliance with the matters referred to in Section 5.1(f), result in a violation or breach of any applicable Law by which it is bound or to which any of its properties is subject; or (iii) with or without notice, lapse of time or both, result in a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of such Flex Party or any of its Subsidiaries pursuant to any Contract binding upon such Flex Party or any of its Subsidiaries or result in any change in the rights or obligations of any party under any Contract binding upon such Flex Party or any of its Subsidiaries, except, in the case of clauses (ii) and (iii), as would not reasonably be expected (x) to have, individually or in the aggregate, a Material Adverse Effect or (y) solely with respect to Newco, to result, individually or in the aggregate, in a material liability to the Surviving Corporation.

(f) Consents. No consent, license, approval or authorization of, filing with, notice to or other act by or in respect of, any Governmental Entity or other third party is required by or of any Flex Party or any Subsidiary of any Flex Party in connection with the execution, delivery, performance, validity or enforceability of any Transaction Document to which any such Flex Party is a party or the consummation of the transactions contemplated hereby and thereby, except (i) any such consent, license, approval, authorization, filing, notice or act that has been obtained, made or taken, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) compliance with any applicable requirements of the Exchange Act, the Securities Act, and any other applicable state or federal securities applicable Laws, (iv) compliance with the rules and regulations of the Nasdaq Stock Market (the “NASDAQ”), (v) the filing with the SEC and mailing of the Proxy/Prospectus (or such other filings as may be necessary under federal securities applicable Laws, including, if applicable, the filing with the SEC and effectiveness of the Form 10 Registration Statement), and (vi) where the failure to obtain such consent, license, approval or authorization or make such filing or take such act would not reasonably be expected (x) to have, individually or in the aggregate, a Material Adverse Effect or (y) solely with respect to Newco, to result, individually or in the aggregate, in a material liability to the Surviving Corporation.

(g) Newco. As of the date hereof, the authorized capital stock of Newco consists of 100 Newco Shares, all of which are duly authorized and are validly issued, fully paid and nonassessable and not subject to preemptive rights, and, as of the Closing Date, the authorized capital stock of Newco shall consist of a number of Newco Shares as determined by Flex in its sole and absolute discretion to effect the Distribution (which will be when issued duly authorized and validly issued, fully paid and nonassessable and not subject to preemptive rights). As of the date hereof, all Newco Shares are owned by FIUI, and prior to the Distribution Closing will be, owned by FIUI (or a Subsidiary thereof), free and clear of any Lien, and there are and as of the Closing there will be no other equity interests authorized, issued or outstanding in Newco. There are and as of the Closing there will be no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Newco to issue or sell any shares of capital stock or other securities of Newco or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Newco, and no securities or obligations evidencing such rights are or as of the Closing will be authorized, issued or outstanding. Newco does not have and as of the Closing will not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Newco on any matter. As of the Effective Time, each of Newco and its Subsidiaries (including Newco Sub) will have no, assets, liabilities or obligations of any nature other than those incident to its formation, directly or indirectly holding Nextracker OpCo Units or Nextracker Class B Shares (and any matters relating or incident thereto), including directly or indirectly holding any interest in any Subsidiary thereof holding Nextracker OpCo Units or Nextracker Class B Shares (and any matters relating or incident thereto), any liabilities allocated to Newco and its Subsidiaries pursuant to the Tax Matters Agreement and pursuant to this Agreement and the Transactions.

(h) Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation that purports to limit or restrict business combinations (each, a “Takeover Statute”) or any anti-takeover provision in Flex’s or Newco’s Governing Documents applies to this Agreement or the Transactions.

(i) No Brokers. No agent, broker, investment banker, or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee payable by Flex or any of its Subsidiaries directly or indirectly in connection with the Transactions.

(j) Information Supplied. None of the information supplied or to be supplied by or on behalf of the Flex Parties for inclusion or incorporation by reference in the S-4 Registration Statement will, at the time the S-4 Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by the Flex Parties with respect to information or statements made or incorporated by reference in the Proxy/Prospectus or the S-4 Registration Statement or based on information regarding Nextracker or its Affiliates supplied by or on behalf of Nextracker for inclusion or incorporation by reference therein.

5.2 Representations and Warranties of the Nextracker Parties. Nextracker represents and warrants to the Flex Parties that:

(a) Organization; Good Standing; Qualification. Each Nextracker Party is duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Nextracker Party (i) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (ii) is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected (x) to have, individually or in the aggregate, a Material Adverse Effect or (y) solely with respect to Merger Sub, to result, individually or in the aggregate, in a material liability to the Surviving Corporation.

(b) Authorization of Transaction Documents.

(i) Each Nextracker Party has all requisite corporate power and authority, subject only to obtaining the Nextracker Stockholder Consent and the Merger Sub Stockholder Consent, as applicable, and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and each Transaction Document to which it, or they, is, are, or shall be, a party, and to consummate the transactions contemplated hereby and thereby.

(ii) The Nextracker Board has (1) determined that this Agreement and the Transactions are in the best interests of Nextracker and its stockholders, (2) approved and declared advisable this Agreement, the Issuance and the other Transactions, on the terms and subject to the conditions of this Agreement, (3) resolved to recommend that Newco, as the sole stockholder of Nextracker, approve this Agreement and the Transactions, including the Issuance, and (4) approved and declared advisable the other Transaction Documents to which Nextracker is a party. Other than the Nextracker Stockholder Consent, no vote or consent of the holders of any class or series of capital stock of Nextracker is necessary to approve this Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby.

(iii) The Merger Sub Board has (1) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its stockholders, (2) approved and declared advisable this Agreement and the Merger, on the terms and subject to the conditions of this Agreement, (3) resolved to recommend that Nextracker, as the sole stockholder of Merger Sub, approve the Merger and adopt this Agreement, and (4) approved and declared advisable the other Transaction Documents to which Merger Sub is a party. Other than the Merger Sub Stockholder Consent, no vote or consent of the holders of any class or series of capital stock of Merger Sub is necessary to approve this Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby.

(c) Execution of Transaction Documents. This Agreement has been duly executed and delivered by each Nextracker Party, and each other Transaction Document to which Nextracker Party is a party, when delivered by it in accordance herewith, shall have been duly executed and delivered by such Nextracker Party.

(d) Enforceability of Transaction Documents. Assuming that this Agreement and each of the Transaction Documents to which any Nextracker Party is a party is the valid and binding obligation of each Flex Party or other counterparty thereto, this Agreement constitutes and each other Transaction Document shall constitute, the valid, legal and binding obligation of each Nextracker Party that is party to each such agreement, enforceable against each such Nextracker Party in accordance with its terms, subject to the Remedies Exception.

(e) Non-Contravention. The execution and delivery by any Nextracker Party of each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby will not, subject to obtaining the Nextracker Stockholder Consent and the Merger Sub Stockholder Consent, as applicable: (i) conflict with any requirement of its Governing Documents; (ii) assuming compliance with the matters referred to in Section 5.2(f), result in a violation or breach of any applicable Law by which it is bound or to which any of its properties is subject; or (iii) with or without notice, lapse of time or both, result in a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of such Nextracker Party or any of its Subsidiaries pursuant to any Contract binding upon such Nextracker Party or any of its Subsidiaries or result in any change in the rights or obligations of any party under any Contract binding upon such Nextracker Party or any of its Subsidiaries, except, in the case of clauses (ii) and (iii), as would not reasonably be expected (x) to have, individually or in the aggregate, a Material Adverse Effect or (y) solely with respect to Merger Sub, to result, individually or in the aggregate, in a material liability to the Surviving Corporation.

(f) Consents. No consent, license, approval or authorization of, filing with, notice to or other act by or in respect of, any Governmental Entity or other third party is required by or of any Nextracker Party or any Subsidiary of any Nextracker Party in connection with the execution, delivery, performance, validity or enforceability of any Transaction Document to which any such Nextracker Party is a party or the consummation of the transactions contemplated hereby and thereby, except (i) any such consent, license, approval, authorization, filing, notice or act that has been obtained, made or taken, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) compliance with any applicable requirements of the Exchange Act, the Securities Act, and any other applicable state or federal securities applicable Laws, (iv) compliance with the rules and regulations of the NASDAQ (including with respect to the listing of Nextracker Class A Shares to be issued pursuant to the Issuance), (v) the filing with the SEC and effectiveness of the S-4 Registration Statement (or such other filings as may be necessary under federal securities applicable Laws), and (vi) where the failure to obtain such consent, license, approval or authorization or make such filing or take such act would not reasonably be expected (x) to have, individually or in the aggregate, a Material Adverse Effect or (y) solely with respect to Merger Sub, to result, individually or in the aggregate, in a material liability to the Surviving Corporation.

(g) Nextracker Class A Shares. All of the Nextracker Class A Shares are, and will be when issued in accordance with this Agreement, duly authorized and validly issued, fully paid and nonassessable and not subject to preemptive rights. Each Nextracker Class A Share issued pursuant to this Agreement will be issued free and clear of any Lien and in compliance with all applicable Law and the Governing Documents of Nextracker and without contravention of any other Person’s rights therein or with respect thereto.

(h) Merger Sub. The authorized capital stock of Merger Sub consists of 100 Merger Sub Shares, all of which are duly authorized and are validly issued, fully paid and nonassessable and not subject to preemptive rights. All of the Merger Sub Shares are, and at the Effective Time will be, owned directly by Nextracker, free and clear of any Lien, and there are and as of the Closing there will be no other equity interests authorized, issued or outstanding in Merger Sub. There are and as of the Closing there will be no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Merger Sub to issue or sell any shares of capital stock or other securities of Merger Sub or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Merger Sub, and no securities or obligations evidencing such rights are or as of the Closing will be authorized, issued or outstanding. Merger Sub does not have and as of the Closing will not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Merger Sub on any matter. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

(i) Takeover Statutes. No Takeover Statute or any anti-takeover provision in Nextracker’s or Merger Sub’s Governing Documents applies to this Agreement or the Transactions.

(j) No Brokers. No agent, broker, investment banker, or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee payable by Nextracker or any of its Subsidiaries directly or indirectly in connection with the Transactions.

(k) Information Supplied. None of the information supplied or to be supplied by or on behalf of the Nextracker Parties for inclusion or incorporation by reference in the Proxy/Prospectus will, at the date the Proxy/Prospectus is mailed to the shareholders of Flex or at the time of the Flex Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by the Nextracker Parties with respect to information or statements made or incorporated by reference in the Proxy/Prospectus or the S-4 Registration Statement or based on information regarding Flex or its Affiliates supplied by or on behalf of Flex for inclusion or incorporation by reference therein.

ARTICLE VI

COVENANTS

6.1 Newco Stockholder Consent. Immediately after the execution of this Agreement, FIUI shall execute and deliver, in accordance with applicable Law and its Governing Documents, in its capacity as the sole stockholder of Newco, a written consent approving the Merger and adopting this Agreement (the “Newco Stockholder Consent”). The Newco Stockholder Consent shall not be modified or rescinded.

6.2 Nextracker Stockholder Consent. Immediately after the execution of this Agreement, Newco shall execute and deliver, in accordance with applicable Law and its Governing Documents, in its capacity as the sole stockholder of Nextracker, a written consent approving this Agreement and the Transactions, including the Issuance (the “Nextracker Stockholder Consent”). The Nextracker Stockholder Consent shall not be modified or rescinded.

6.3 Merger Sub Stockholder Consent. Immediately after the execution of this Agreement, Nextracker shall execute and deliver, in accordance with applicable Law and its Governing Documents, in its capacity as the sole stockholder of Merger Sub, a written consent approving the Merger and adopting this Agreement (the “Merger Sub Stockholder Consent”). The Merger Sub Stockholder Consent shall not be modified or rescinded.

6.4 Conduct of Nextracker. Nextracker shall not, and shall cause its Subsidiaries (including Merger Sub) not to, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, impair or delay the ability of any of the Parties to consummate the Merger and the other Transactions as promptly as reasonably practicable after delivery of the Merger Notice and in any event by the Merger Notice Closing Date specified therein (for as long as such Merger Notice remains in effect).

6.5 Consents and Authorizations. On the terms and subject to the conditions of this Agreement, the Nextracker Parties and the Flex Parties shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to consummate and make effective the Transactions as promptly as reasonably practicable after delivery of the Merger Notice and in any event by the Merger Notice Closing Date specified therein (for as long as such Merger Notice remains in effect), including preparing and filing as promptly as reasonably practicable thereafter all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable thereafter all Consents, registrations, approvals and permits necessary or advisable to be obtained from any Governmental Entity or other third party with respect to the Transactions.

6.6 Status. From and after delivery of the Merger Notice (for as long as such Merger Notice remains in effect), subject to applicable Law and as otherwise required by any Governmental Entity, Flex and Nextracker each shall keep the other reasonably apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Flex or Nextracker, as applicable, or any of its Subsidiaries, from any Governmental Entity or other third party with respect to the Transactions.

6.7 Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Parties may reasonably request as necessary or advisable to carry out the intent and accomplish the purposes of this Agreement and the Transactions.

6.8 Proxy Statement; Registration Statement.

(a) Promptly after delivery of the Merger Notice (for as long as such Merger Notice remains in effect), Flex and Nextracker shall prepare, and Flex shall file with the SEC, a proxy statement with respect to the Flex Shareholders Meeting (which proxy statement may be combined, in Flex’s sole and absolute discretion, with the proxy statement for any annual general meeting of Flex) and a prospectus that Nextracker will use to offer the Nextracker Class A Shares to be issued in the Issuance (such proxy statement and prospectus, together with all amendments and supplements thereto, the “Proxy/Prospectus”), and Flex and Nextracker shall prepare, and Nextracker shall file with the SEC, a registration statement on Form S-4 pursuant to which the offer and sale of Nextracker Class A Shares to be issued in the Issuance will be registered pursuant to the Securities Act and which will include the Proxy/Prospectus as a part thereof (such registration statement, together with all amendments and supplements thereto, the “S-4 Registration Statement”). After delivery of the Merger Notice (for as long as such Merger Notice remains in effect), Flex and Nextracker each shall use its reasonable best efforts to respond promptly to comments from the SEC and have the S-4 Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing, to maintain such effectiveness for as long as necessary to consummate the Merger and the other Transactions, and Flex shall promptly thereafter mail the Proxy/Prospectus to the shareholders of Flex. After delivery of the Merger Notice (for as long as such Merger Notice remains in effect), Nextracker shall also use its reasonable best efforts to satisfy, prior to the effective date of the S-4 Registration Statement, all necessary state securities applicable Laws or “blue sky” notice requirements to consummate the Transactions.

(b) After delivery of the Merger Notice (for as long as such Merger Notice remains in effect), each of Flex and Nextracker shall promptly notify the other of the receipt of all comments from the SEC and of any request by the SEC for any amendment or supplement to the Proxy/Prospectus or S-4 Registration Statement or for additional information and shall promptly provide to the other copies of all correspondence between it or any of its Representatives and the SEC with respect to the Proxy/Prospectus or S-4 Registration Statement. During such period of time, (i) Nextracker shall advise Flex, promptly after receipt of notice thereof, of the time of effectiveness of the S-4 Registration Statement and the issuance of any stop order relating thereto or the suspension of the qualification of Nextracker Class A Shares for offering or sale in any jurisdiction, and each of Flex and Nextracker shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated, (ii) Flex shall advise Nextracker, promptly after receipt of notice thereof, of the time of clearance of the Proxy/Prospectus and any order relating thereto, and each of Flex and Nextracker shall use its reasonable best efforts to have any such order lifted, reversed or otherwise terminated, and (iii) Flex will cause the Proxy/Prospectus, and Nextracker will cause the S-4 Registration Statement, to comply as to form in all material respects with the applicable provisions of the Securities Act.

(c) After delivery of the Merger Notice (for as long as such Merger Notice remains in effect), each of Flex and Nextracker will provide their respective legal counsel with a reasonable opportunity to review and comment on drafts of the Proxy/Prospectus, the S-4 Registration Statement and other documents related to the Flex Shareholders Meeting, the Merger, the Issuance, the Distribution and the other Transactions prior to filing such documents with the applicable Governmental Entity and mailing the applicable documents to Flex’s shareholders. Each Party will include in the Proxy/Prospectus, the S-4 Registration Statement and such other documents related to the Flex Shareholders Meeting, the Merger, the Issuance, the Distribution and the other Transactions comments reasonably and promptly proposed by the other Party or its legal counsel and each agrees that all information relating to Flex and its Subsidiaries included in the Proxy/Prospectus and the S-4 Registration Statement shall be in form and content satisfactory to Flex, acting reasonably, and all information relating to Nextracker and its Subsidiaries included in the Proxy/Prospectus and the S-4 Registration Statement shall be in form and content satisfactory to Nextracker, acting reasonably.

(d) If at any time prior to the Distribution Closing, Flex determines in its sole and absolute discretion that the Newco Shares to be issued in the Distribution are required by applicable Law to be registered on a registration statement on Form 10 (such registration statement, together with all amendments and supplements thereto, the “Form 10 Registration

Statement”), Flex shall thereafter notify Nextracker of such determination and, following such notice, the covenants and representations of the Parties herein applicable to the Proxy/Prospectus shall apply to such Form 10 Registration Statement mutatis mutandis; provided, that Flex may, following such notice, determine in its sole and absolute discretion that a Form 10 Registration Statement is not so required and upon notice to Nextracker the obligations herein with respect thereto shall be of no further force and effect (unless otherwise subsequently determined by Flex in its sole and absolute discretion upon notice to Nextracker).

(e) Flex shall bear all of the costs and expenses in connection with the Proxy/Prospectus and the actions contemplated hereby with respect hereto and Nextracker shall bear all of the costs and expenses in connection with the S-4 Registration Statement and the actions contemplated hereby with respect hereto.

6.9 Flex Shareholders Meeting. After delivery of the Merger Notice (for as long as such Merger Notice remains in effect), Flex shall use its reasonable best efforts to, in accordance with applicable Law and its Governing Documents, convene and hold (in person and/or virtually, in accordance with applicable Law and its Governing Documents), following the clearance of the Proxy/Prospectus and the S-4 Registration Statement having been declared effective by the SEC, a meeting of the shareholders of Flex (which meeting may, in Flex’s sole and absolute discretion, be an annual general meeting of Flex) to consider and vote upon the Distribution (the “Flex Shareholders Meeting”) and to cause such vote to be taken; provided that Flex may adjourn or postpone the Flex Shareholders Meeting to any date or, as the case may be, may adjourn the Flex Shareholders Meeting sine die, in each case, as determined by Flex in its sole and absolute discretion.

6.10 Newco Capital Stock. Through the Effective Time, Flex and Newco may take any actions necessary to provide that the number of issued and outstanding Newco Shares as of immediately prior to the Effective Time shall equal the number of issued and outstanding Flex Ordinary Shares (other than the Excluded Shares) at the Distribution Record Date, or any other number of issued and outstanding Newco Shares as otherwise determined by Flex in its sole and absolute discretion to effect the Distribution.

6.11 Newco Assets and Liabilities. Prior to the Distribution Closing, Flex shall, or shall cause its Subsidiaries to, take all actions necessary such that, as of the Effective Time, each of Newco and its Subsidiaries (including Newco Sub) will have no, assets, liabilities or obligations of any nature, other than those incident to its formation, directly or indirectly holding Nextracker OpCo Units or Nextracker Class B Shares (and any matters relating or incident thereto), any liabilities allocated to Newco and its Subsidiaries pursuant to the Tax Matters Agreement and pursuant to this Agreement.

6.12 Stock Exchange Listing. After delivery of the Merger Notice (for as long as such Merger Notice remains in effect), Nextracker shall use its reasonable best efforts to cause the Nextracker Class A Shares to be issued in the Issuance to be approved for listing on the NASDAQ prior to the Closing Date.

6.13 Takeover Statutes. If any Takeover Statute becomes or is deemed to be applicable to the Parties, the Merger or any of the other Transactions, then the Parties shall take all actions required to render such Takeover Statute inapplicable to the foregoing.

6.14 Transaction Litigation. Nextracker shall promptly advise Flex of any Action commenced against Nextracker or any of its directors or officers, in their capacity as such, by any stockholder of Nextracker (on their own behalf or on behalf of Nextracker) relating to this Agreement or the Transactions, and shall keep Flex informed on a reasonably current basis regarding any such Action. Nextracker shall (a) provide Flex with the opportunity to participate, at Flex’s expense and subject to a customary joint defense agreement, in the defense and settlement of any such Action, (b) provide Flex with the opportunity to consult with Nextracker regarding the defense of any such Action, which advice Nextracker shall consider in good faith, and (c) not settle any such Action without the prior written consent of Flex.

6.15 Tax Matters Agreement. Flex, Newco and Nextracker shall enter into the Tax Matters Agreement effective as of immediately prior to the Distribution (if consummated). Notwithstanding anything to the contrary in this Agreement, all Tax matters, including the preservation of Tax records and access to Tax information, and any liability for Taxes shall be handled exclusively in accordance with the provisions of the Tax Matters Agreement.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Mutual Conditions to Closing. The respective obligations of each Party to consummate the Merger are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in whole or in part by all of the Parties to the extent permitted by applicable Law):

(a) Merger Notice. Flex shall have delivered the Merger Notice and such Merger Notice shall not have been rescinded by Flex.

(b) Registration Statements. The S-4 Registration Statement shall have become effective under the Securities Act and, if applicable, the Form 10 Registration Statement shall have become effective under the Exchange Act. No stop order suspending the effectiveness of the S-4 Registration Statement, and, if applicable, the Form 10 Registration Statement, shall have been issued (and not rescinded), and no proceedings for that purpose shall be pending before the SEC.

(c) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, injunction, stipulation, decree, order or award (whether temporary, preliminary or permanent) which is then in effect and has the effect of restraining, enjoining or otherwise making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger or the other Transactions.

(d) Distribution. The Distribution shall have been completed.

7.2 Conditions Precedent to Obligations of the Nextracker Parties. The obligations of the Nextracker Parties to consummate the Merger are further subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Nextracker on behalf of the Nextracker Parties in whole or in part to the extent permitted by applicable Law):

(a) Representations and Warranties. Each of the representations and warranties of the Flex Parties set forth in Article V shall be true and correct as of the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except for any failures of such representations and warranties to be so true and correct as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Agreements and Covenants. Each of the Flex Parties shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Closing Deliveries. Nextracker shall have received each of the deliveries set forth in Section 2.4 required to be delivered to any of the Nextracker Parties.

7.3 Conditions Precedent to Obligations of the Flex Parties. The obligations of the Flex Parties to consummate the Merger are further subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Flex on behalf of the Flex Parties in whole or in part to the extent permitted by applicable Law):

(a) Representations and Warranties. Each of the representations and warranties of the Nextracker Parties set forth in Article V shall be true and correct as of the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except for any failures of such representations and warranties to be so true and correct as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Agreements and Covenants. Each of the Nextracker Parties shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Flex Shareholder Approval. The Flex Shareholder Approval shall have been obtained.

(d) Exchange Listing. Nextracker shall have filed with the NASDAQ a notification form for the listing of all Nextracker Class A Shares to be issued in the Issuance, and the NASDAQ shall not have objected to the listing of such Nextracker Class A Shares.

(e) Closing Deliveries. Flex shall have received each of the deliveries set forth in Section 2.4 required to be delivered to any of the Flex Parties.

7.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VII to be satisfied to excuse such Party’s obligation to effect the Closing if such failure was caused by such Party’s breach of a covenant, agreement, representation or warranty of this Agreement by such Party.

ARTICLE VIII

TERMINATION

8.1 Termination of Agreement. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Closing as follows:

(a) by Flex in its sole and absolute discretion (including, for the avoidance of doubt, whether before or after the effectiveness of the S-4 Registration Statement or receipt of the Flex Shareholder Approval);

(b) by mutual written consent of Flex and Nextracker;

(c) by Nextracker if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, injunction, stipulation, decree, order or award (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of restraining, enjoining or otherwise making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger or the other Transactions; provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to Nextracker if it has breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused or resulted in the failure of a condition to the consummation of the Merger or the other Transactions; or

(d) by Nextracker if there has been a breach of any representation, warranty, covenant or agreement made by any of the Flex Parties in this Agreement, or any such representation and warranty shall have become untrue after the date hereof, such that Section 7.2(a) or Section 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of 30 days after written notice thereof is given by Nextracker to Flex.

8.2 Procedure Upon Termination. In the event of termination by Flex or Nextracker, or both, pursuant to Section 8.1, written notice thereof shall forthwith be given to the other Party, and this Agreement shall terminate, and the Merger and the other Transactions shall be abandoned, without further action by Flex or Nextracker.

8.3 Effect of Termination.

(a) In the event that this Agreement is validly terminated in accordance with Sections 8.1 and 8.2, then each of the Parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the other Parties, and each Transaction Document shall be deemed null and void ab initio; provided, that the obligations of the Parties set forth in this Section 8.3 and Article IX shall survive any such termination and shall be enforceable hereunder.

(b) Nothing in this Section 8.3 shall relieve any of the Parties of any liability for any willful and material breach of this Agreement or any Transaction Document (to the extent entered into prior to the date of termination) prior to the date of termination. The damages recoverable by the non-breaching Party shall include all attorneys’ fees reasonably incurred by such Party in connection with the Transactions.

ARTICLE IX

MISCELLANEOUS

9.1 Entire Agreement; Construction. This Agreement, including the Exhibits, and the Transaction Documents, along with the Separation Agreement, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event and to the extent that there shall be a conflict between (a) the provisions of this Agreement and the provisions of any other Transaction Document, such Transaction Document shall control, and (b) the provisions of this Agreement and the provisions of the Separation Agreement, the Separation Agreement shall control.

9.2 Transaction Documents. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Transaction Documents and the Separation Agreement.

9.3 Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

9.4 Survival. This Article IX and those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing shall survive the consummation of the Merger. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger.

9.5 Expenses. Except as otherwise expressly provided in this Agreement or in another Transaction Document, or as otherwise agreed to in writing by the Parties, Flex shall bear all of the costs and expenses in connection with the preparation, negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the Merger.

9.6 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.6):

If to Flex or, prior to the Closing, to Newco:

Flex Ltd.

6201 America Center Dr

San Jose, CA 95002

Attention: General Counsel

E-mail: general.counsel@flex.com

With copy to: richard.riecker@flex.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1001 Page Mill Road, Building

Palo Alto, California 94304

Attention: Sharon R. Flanagan

Samir A. Gandhi

E-mail: sflanagan@sidley.com

sgandhi@sidley.com

If to Nextracker or Merger Sub, or, following the Closing, to Newco:

Nextracker Inc.

6200 Paseo Padre Parkway

Fremont, California 94555

Attention: General Counsel

E-mail: lschlesinger@nextracker.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1001 Page Mill Road, Building

Palo Alto, California 94304

Attention:     Sharon R. Flanagan

    Samir A. Gandhi

E-mail:          sflanagan@sidley.com

    sgandhi@sidley.com

9.7 Waiver. Any consent required or permitted to be given by any Party to each other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Affiliates).

9.8 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Parties, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

9.9 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

9.10 Amendment. This Agreement may not be modified or amended except by an agreement in writing signed by Flex and Nextracker.

9.11 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

9.12 Third-Party Beneficiaries. Except as specifically provided in this Agreement or in any Transaction Document, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of Action or other right in excess of those existing without reference to this Agreement.

9.13 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

9.14 Governing Law; Submission to Jurisdiction.

(a) This Agreement, and all rights and remedies in connection herewith, shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle (whether under the laws of Delaware or any other jurisdiction) that might refer the governance or the construction of this Agreement to the law of another jurisdiction. If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected thereby, and such provision will be enforced to the greatest extent permitted by applicable Law.

(b) THE PARTIES HERETO VOLUNTARILY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY U.S. DISTRICT COURT OR DELAWARE STATE CHANCERY COURT LOCATED, IN EACH CASE, IN WILMINGTON, DELAWARE, OVER ANY DISPUTE BETWEEN OR AMONG THE PARTIES HERETO ARISING OUT OF THIS AGREEMENT. EACH PARTY HERETO IRREVOCABLY AGREES THAT ALL SUCH CLAIMS IN RESPECT OF SUCH DISPUTE SHALL BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH DISPUTE ARISING OUT OF THIS AGREEMENT BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH PARTY HERETO AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, EACH PARTY AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY DISPUTE (AS DEFINED BELOW) OR OTHER PROCEEDING RELATED THERETO BROUGHT IN CONNECTION WITH THIS AGREEMENT.

9.15 Dispute Negotiation. In the event of a controversy, dispute or Action arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or any other Transaction Document or otherwise arising out of, or in any way related to, this Agreement or any other Transaction Document or the transactions contemplated hereby and thereby, including any Action based on contract, tort, statute or constitution (collectively, “Disputes”), the general counsels of Flex and Nextracker

(or such other individuals designated by the respective general counsels) and/or the executive officers designated by Flex and Nextracker shall negotiate for a reasonable period of time to settle such Dispute; provided, that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed 30 days from the time of receipt by a Party of written notice of such Dispute (“Dispute Notice”) and settlement of such Dispute pursuant to this Section 9.15 shall be confidential, and no written or oral statements or offers made by the Parties during such settlement negotiations shall be admissible for any purpose in any subsequent proceedings; provided further, the Parties shall not assert the defenses of statute of limitations and laches arising during the period beginning after the date of receipt of the Dispute Notice, and any contractual time period or deadline under this Agreement or any other Transaction Document to which such Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Dispute has been resolved. Unless otherwise agreed to in writing, the Parties shall, and shall cause the respective Affiliates to, continue to honor all commitments under this Agreement and each other Transaction Document to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Section 9.15 unless such commitments are the specific subject of the Dispute at issue.

9.16 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any other Transaction Document, the Parties agree that the Party or Parties to this Agreement or such Transaction Document who are or are to be thereby aggrieved shall, subject and pursuant to the terms of Section 9.15 (including for the avoidance of doubt, after compliance with all notice and negotiation provisions therein), have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement or such Transaction Document, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach of this Agreement or any other Transaction Document, including monetary damages, are inadequate compensation for any monetary loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

9.17 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

9.18 Public Announcement. Flex and Nextracker shall consult with each other before issuing, and give each other the opportunity to review and comment upon, that portion of any press release or other public statements that relates to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange; (b) for disclosures contained in any public statement made by Flex prior to the date hereof; or (c) as may pertain to disputes between one Party or its Affiliates, on the one hand, and the other Party or its Affiliates, on the other.

9.19 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

9.20 No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder or under the other Transaction Documents shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

9.21 Advisors. It is acknowledged and agreed by each of the Parties that Flex, on behalf of itself and its Affiliates, has retained each of Sidley Austin LLP, Allen & Gledhill LLP and Richards, Layton & Finger, P.A. to act as counsel in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby and that such Persons have not acted as counsel for any of Nextracker or its Affiliates in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby and that none of Nextracker or its Affiliates has the status of a client of such Persons listed for conflict of interest or any other purposes as a result thereof. Nextracker hereby agrees, on behalf of itself and its Affiliates that, in the event that a dispute arises in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby between the Parties or any of their respective Affiliates, each of the foregoing Persons may represent Flex and its Affiliates in such dispute even though the interests of Flex and its Affiliates may be directly adverse to those of Nextracker and its Affiliates. Nextracker further agrees, on behalf of itself and is Affiliates that, with respect to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, the attorney-client privilege and the expectation of client confidence belongs to Flex or the applicable Affiliate of Flex and may be controlled by Flex or such Affiliate and shall not pass to or be claimed by Nextracker or any of its Affiliates. Without limiting the foregoing, Nextracker acknowledges and agrees that each of Sidley Austin LLP, Allen & Gledhill LLP and Richards, Layton & Finger, P.A. is representing Flex, and not Nextracker in connection with the Transactions.

9.22 No Recourse. Notwithstanding anything to the contrary, except to the extent otherwise expressly set forth herein or in the case of fraud, and in all cases upon the terms and subject to the conditions of, and limitations herein, this Agreement or any other Transaction Document may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement or any other Transaction Document, may only be brought against the entities that are expressly named as parties hereto or thereto and then only with respect to the specific obligations set forth herein or therein with respect to such party. Without limiting the foregoing sentence and notwithstanding anything that may be expressed or implied in this Agreement or in any other Transaction Document, except in the case of fraud, each party hereto or thereto, by its acceptance of the benefits of this Agreement or other Transaction Document, covenants, agrees and acknowledges that no Persons other than the parties named herein or therein shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or in respect of any oral representations made or alleged to be made in connection herewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager, member or lenders, of any of the foregoing, but in each case not including the Parties (each, a “Nonparty Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against the Nonparty Affiliates, by the enforcement of any assessment or by any Action, or by virtue of any applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Nonparty Affiliate, as such, for any obligations of the applicable party under this Agreement, the Transaction Documents or the Transactions, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 9.22.

ARTICLE X

DEFINITIONS

10.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 10.1:

“Action” means any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

“Affiliate” means, when used with respect to a specified Person and at a point in, or with respect to a period of, time, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person at such point in or during such period of time. For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that solely for purposes of the Transaction Documents, none of Nextracker or any Subsidiary of Nextracker will be considered an Affiliate of Flex or any Subsidiary of Flex, and none of Flex or any Subsidiary of Flex will be considered an Affiliate of Nextracker or any Subsidiary of Nextracker.

“Business Day” means any day other than Saturday or Sunday and any other day on which commercial banking institutions located in New York, New York are required, or authorized by Law, to remain closed.

“Consents” means any consents, waivers, notices, reports or other filings to be obtained from or made, including with respect to any Contract, or any registrations, licenses, permits, authorizations to be obtained from, or approvals from, or notification requirements to, any third parties, including any third party to a Contract and any Governmental Entity.

“Contract” means any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment, or undertaking of any nature (whether written or oral and whether express or implied).

“Distribution Closing” means the closing of the Distribution.

“Distribution Closing Date” means the date of the Distribution Closing.

“Distribution Record Date” means the record date for the Distribution Closing.

“Exchange Act” means the United States Securities Exchange Act of 1934, together with the rules and regulations promulgated thereunder.

“Exchange Agreement” means the Exchange Agreement to be entered into among Nextracker, Nextracker OpCo, TPG (or an Affiliate thereof), Newco and Newco Sub in connection with the IPO, if effected, as in effect as of immediately prior to the Effective Time.

“Excluded Shares” means any Flex Ordinary Shares held by Flex as treasury shares or any direct or indirect wholly owned Subsidiary of Flex on the Distribution Record Date and not held on behalf of third parties.

“Flex Parties” means Flex, and, prior to the Closing, Newco.

“Governing Documents” means, with respect to any entity, such entity’s articles or certificate of incorporation, constitution, bylaws, memorandum and articles of association, limited liability company agreement or partnership agreement, as applicable, and any other organizational documents of such entity.

“Governmental Entity” means any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.

“Law” means applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity.

“Lien” means any and all pledges, liens, charges, mortgages, encumbrances, adverse claims and interests, or security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same), except for such transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” applicable Laws of the various States of the United States or similar applicable Law of other applicable jurisdictions or under this Agreement.

“Nextracker Parties” means Nextracker, Merger Sub and, after the Closing, Newco.

“Person” means any natural person, firm, individual, corporation, business trust, joint venture, association, bank, land trust, trust company, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

“SEC” means the United States Securities and Exchange Commission, or any successor agency of the federal government.

“Securities Act” means the Securities Act of 1933, together with the rules and regulations promulgated thereunder.

“Subsidiary” means with respect to any Person (i) a corporation, 50% or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person; and (ii) any other Person in which such Person, directly or indirectly, owns 50% or more of the equity or economic interest thereof or has the power to elect or direct the election of 50% or more of the members of the governing body of such entity. It is expressly agreed that solely for purposes of the Transaction Documents, none of Nextracker or any Subsidiary of Nextracker will be considered a Subsidiary of Flex or any Subsidiary of Flex.

“Tax” or “Taxes” shall have the meaning ascribed to it in the Separation Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement substantially in the form attached hereto as Exhibit C.

“Transaction Documents” means this Agreement and the Tax Matters Agreement.

10.2 Terms Defined Elsewhere. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Agent	Section 1.2(b)
Aggregate Merger Consideration	Section 4.1(a)
Agreement	Preamble
Book Entry Newco Share	Section 1.2(a)
Book Entry Nextracker Class A Shares	Section 4.2(a)
Bylaws	Section 3.2
Certificate of Merger	Section 2.3
Charter	Section 3.1
Closing	Section 2.1
Closing Date	Section 2.1
Code DGCL	Recitals Section 2.2
Dispute	Section 9.15
Dispute Notice	Section 9.15
Distribution	Section 1.2(a)
Effective Time	Section 2.3
Exchange Fund	Section 4.2(a)
Exchange Ratio	Section 4.1(a)
FIUI	Recitals
Flex	Preamble
Flex Ordinary Shares	Recitals
Flex Shareholder Approval	Section 5.1(b)(i)
Flex Shareholders Meeting	Section 6.9
Form 10 Registration Statement	Section 6.8(d)
IPO	Recitals

Issuance	Recitals
Material Adverse Effect	Section 5.1(a)
Merger	Recitals
Merger Election Right	Recitals
Merger Notice	Section 1.1
Merger Notice Closing Date Merger Sub	Section 1.1 Preamble
Merger Sub Board	Recitals
Merger Sub Shares	Section 4.1(c)
Merger Sub Stockholder Consent	Section 6.3
NASDAQ	Section 5.1(f)
Newco	Preamble
Newco Board	Recitals
Newco Record Holders Newco Shares	Section 4.2(a) Recitals
Newco Stockholder Consent	Section 6.1
Newco Sub	Recitals
Nextracker	Preamble
Nextracker Board	Recitals
Nextracker Class A Shares	Recitals
Nextracker Class B Shares	Recitals
Nextracker OpCo	Recitals
Nextracker OpCo Units	Recitals
Nextracker Stockholder Consent	Section 6.2
Nonparty Affiliates Party, Parties	Section 9.22 Preamble
Per Share Merger Consideration	Section 4.1(a)
Proxy/Prospectus	Section 6.8(a)
Remedies Exception	Section 5.1(d)
S-4 Registration Statement	Section 6.8(a)
Separation Agreement	Recitals
Surviving Corporation	Section 2.2
Takeover Statute	Section 5.1(h)
TPG	Recitals
Transactions	Recitals
Treasury Regulations	Recitals

10.3 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, and Exhibits shall be deemed references to Articles and Sections of, and Exhibits to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. Reference in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein. Unless the context requires otherwise, references in this Agreement to “Flex” shall also be deemed to refer to the applicable Subsidiary of Flex, references to “Nextracker” shall also be deemed to refer to the applicable Subsidiary of Nextracker and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Flex or Nextracker shall be deemed to require Flex or Nextracker, as the case may be, to cause the applicable Subsidiary of Flex or Nextracker, respectively, to take, or refrain from taking, any such action. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. Unless otherwise expressly provided herein, whenever a Party’s consent is required under this Agreement, such consent may be withheld, delayed or conditioned by such Party in its sole and absolute discretion, and whenever any action hereunder is at a Party’s discretion, such action shall be at such Party’s sole and absolute discretion.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

FLEX LTD.

By:
Name:
Title:

YUMA, INC.

By:
Name:
Title:

NEXTRACKER INC.

By:
Name:
Title:

YUMA ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Certificate of Merger

EXHIBIT B

Form of Certificate of Incorporation of the Surviving Corporation

EXHIBIT C

Form of Tax Matters Agreement

TAX MATTERS AGREEMENT

by and among

FLEX LTD.,

YUMA, INC.

and

NEXTRACKER INC.

Dated as of [•]

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

Section 1.1	General	1

ARTICLE II

PAYMENTS AND TAX REFUNDS

Section 2.1	Tax Relating to Joint Returns	8
Section 2.2	Tax Relating to Separate Returns	9
Section 2.3	Certain Transaction Taxes	9
Section 2.4	Allocation of Employment Taxes	9
Section 2.5	Tax Refunds	9
Section 2.6	Prior Agreements	9

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

ARTICLE IV

TAX-FREE STATUS OF THE DISTRIBUTIONS AND THE MERGER

Section 4.1	IRS Ruling or Opinion	13
Section 4.2	Representations and Warranties	13
Section 4.3	Restrictions Relating to the Tax-Free Status of the Distributions and the Merger	14

i

ARTICLE V

INDEMNITY OBLIGATIONS

Section 5.1	Indemnity Obligations	16
Section 5.2	Indemnification Payments	17
Section 5.3	Payment Mechanics	17
Section 5.4	Treatment of Payments	18

ARTICLE VI TAX CONTESTS
Section 6.1	Notice	18
Section 6.2	Separate Returns	18
Section 6.3	Joint Return	18
Section 6.4	Obligation of Continued Notice	18
Section 6.5	Settlement Rights	19

ARTICLE VII COOPERATION; CONSISTENCY
Section 7.1	Cooperation	19
Section 7.2	Consistent Treatment	19

ARTICLE VIII RETENTION OF RECORDS; ACCESS
Section 8.1	Retention of Records	20
Section 8.2	Access to Tax Records	20

ARTICLE IX MISCELLANEOUS
Section 9.1	Notices	20
Section 9.2	Counterparts	21
Section 9.3	Entire Agreement; No Third Party Beneficiaries	21
Section 9.4	Severability	22
Section 9.5	Successors; Assignment; Amendments	22
Section 9.6	Titles and Subtitles	22
Section 9.7	Reconciliation	22
Section 9.8	Governing Law; Consent to Jurisdiction	223
Section 9.9	Waivers	23
Section 9.10	Specific Enforcement	23

ii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”), is entered into as of [•] by and among Flex Ltd., a Singapore registered public company limited by shares and having company registration no. 19002645H acting through its Bermuda branch, having a principal place of business from which it conducts operations in accordance with its permit located at 16 Par-la-Ville Road, Hamilton HM08 Bermuda (“Flex”), Nextracker Inc., a Delaware corporation (“PubCo”) and Yuma, Inc., a Delaware corporation which is an indirect wholly owned Subsidiary of Flex (“NewCo”). “Party” or “Parties” means Flex, PubCo or NewCo, individually or collectively, as the case may be. Capitalized terms used and not defined herein shall have the respective meanings set forth in the Separation Agreement, dated as of February 1, 2022, between Flex, PubCo, Nextracker LLC, a Delaware limited liability company, formerly Nextracker Holdings, Inc., and, solely for the purposes of Section 3.8 thereof, Flextronics International USA, Inc., a California corporation (“FIUI”) (the “Separation Agreement”).

RECITALS

WHEREAS, the Board of Directors of Flex has determined that it is appropriate, desirable and in the best interests of Flex and its stockholders to transfer NewCo Common Stock to holders of Flex Ordinary Shares by means of a series of distributions of NewCo Common Stock (the “Distributions”) each of which qualifies as tax-free under Section 355 of the Code;

WHEREAS, following the Distributions, Flex intends to effect a merger of NewCo with a wholly owned subsidiary of PubCo, such subsidiary to be newly formed by PubCo prior to such merger, with NewCo surviving in a transaction that qualifies as tax-free under Section 368(a) of the Code (the “Merger”);

WHEREAS, certain members of the Flex Group, on the one hand, and certain members of the NewCo Group, on the other hand, file certain Tax Returns on a consolidated, combined or unitary basis for certain federal, state, local and foreign Tax purposes;

WHEREAS, the Parties desire to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to the preservation of the Tax-Free Status of the Distributions and the Merger; and

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 General. As used in this Agreement, the following terms shall have the following meanings:

(1) “Adjustment” means an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

(2) “Affiliate” means, with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For this purpose, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(3) “Agreement” shall have the meaning set forth in the preamble hereto.

(4) “Ancillary Agreement” shall have the meaning set forth in the Separation Agreement, and any other agreements to be entered into by any of the Parties in connection with the Distributions or the Merger.

(5) “Business Day” shall have the meaning set forth in the Separation Agreement.

(6) “Code” means the Internal Revenue Code of 1986, as amended.

(7) “Controlling Party” means, with respect to a Tax Contest, the Party (as between Flex and NewCo) entitled to control such Tax Contest pursuant to Sections 6.2 and 6.3 of this Agreement.

(8) “Disqualifying Action” means (a) any action (or the failure to take any action) by any Party or the Affiliate of any Party (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (b) any event (or series of events) after the Distributions involving the capital stock of such Party or Affiliate or any assets of any such Party or Affiliate or (c) any breach by any Party or Affiliate of any Party after the Distributions of any representation, warranty, or covenant made by them in this Agreement, in each case, that would adversely affect the Tax-Free Status of the Distributions or the Merger; provided, however, that the term “Disqualifying Action” shall not include (i) any action entered into pursuant to any Ancillary Agreement (other than this Agreement) or that is undertaken pursuant to the Distributions or the Merger, or (ii) any TPG Exchanges.

(9) “Distribution Date” means the first date on which all of the Distributions have been effected.

(10) “Distribution Taxes” means any Taxes incurred solely as a result of the failure of the failure of the Distributions to qualify for Tax-Free Status.

(11) “Distributions” shall have the meaning set forth in the recitals hereof.

(12) “Employee Matters Agreement” shall have the meaning set forth in the Separation Agreement.

(13) “Employment Tax” means those liabilities for Taxes which are allocable pursuant to the provisions of the Employee Matters Agreement.

2

(14) “Expert” shall have the meaning set forth in Section 9.7.

(15) “Federal Income Tax” means any Tax imposed by Subtitle A of the Code other than an Employment Tax, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

(16) “Fifty-Percent or Greater Interest” shall have the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

(17) “Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period, (c) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, or (d) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

(18) “FIUI” shall have the meaning set forth in the preamble hereto.

(19) “Flex” shall have the meaning set forth in the preamble hereto.

(20) “Flex Affiliated Group” means the affiliated group (as that term is defined in Section 1504 of the Code and the regulations thereunder) of which NewCo is a member immediately prior to the Distributions.

(21) “Flex Federal Consolidated Income Tax Return” means any U.S. federal income Tax Return for the Flex Affiliated Group.

(22) “Flex Group” means Flex and its Subsidiaries, excluding any entity that is a member of the NewCo Group, as determined immediately after the Distributions.

(23) “Flex Retained Business” shall have the meaning set forth in the Separation Agreement.

(24) “Flex Separate Return” means any Tax Return of or including any member of the Flex Group (including any consolidated, combined or unitary return) that does not include any member of the NewCo Group.

(25) “Foreign Tax” means any Tax imposed by any country other than the United States or by any possession of the United States, or by any political subdivision of any such country or possession, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

(26) “Group” means either the Flex Group or the NewCo Group, as the context requires.

3

(27) “Indemnifying Party” shall have the meaning set forth in Section 5.2(a).

(28) “Indemnitee” shall have the meaning set forth in Section 5.2(a).

(29) “IRS” means the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

(30) “IRS Ruling” means any U.S. federal income Tax ruling obtained by Flex and any supplements thereto, which may be issued by the IRS in connection with the Distributions or the Merger.

(31) “IRS Ruling Request” means any letter which may be filed by Flex with the IRS requesting a ruling regarding certain tax consequences of the Distributions, the Merger and any related transaction and any amendment or supplement to such ruling request letter.

(32) “JAMS” shall have the meaning set forth in Section 9.8.

(33) “Joint Return” means any Tax Return that actually includes, by election or otherwise, one or more members of the Flex Group together with one or more members of the NewCo Group.

(34) “Law” shall have the meaning set forth in the Separation Agreement.

(35) “Merger” shall have the meaning set forth in the recitals hereof.

(36) “Merger Date” means the date on which the Merger occurs.

(37) “NewCo” shall have the meaning set forth in the preamble hereto.

(38) “NewCo Group” means NewCo and its Subsidiaries, as determined immediately after the Distributions.

(39) “NewCo Separate Return” means any Tax Return of or including any member of the NewCo Group (including any consolidated, combined or unitary return) that does not include any member of the Flex Group.

(40) “Nextracker Business” shall have the meaning set forth in the Separation Agreement.

(41) “Non-Controlling Party” means, with respect to a Tax Contest, a Party (as between Flex and NewCo) that is not entitled to control such Tax Contest pursuant to Sections 6.2 and 6.3 of this Agreement.

(42) “Parties” shall have the meaning set forth in the preamble hereto.

(43) “Past Practices” shall have the meaning set forth in Section 3.5.

(44) “Person” shall have the meaning set forth in the Separation Agreement.

4

(45) “Post-Distribution Tax Period” means any Tax Period beginning after the Distribution Date and, in the case of any Straddle Period, the portion of such Tax Period beginning on the day immediately following the Distribution Date.

(46) “Pre-Distribution Tax Period” means any taxable period (or portion thereof) ending on or before the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Distribution Date.

(47) “Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by NewCo or PubCo management or stockholders, is a hostile acquisition, or otherwise, as a result of which NewCo or PubCo (or any successor thereto) would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from NewCo or PubCo (or any successor thereto) and/or one or more holders of NewCo or PubCo capital stock, respectively, any amount of capital stock of NewCo or PubCo. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the Distributions, the Merger, or the TPG Exchanges, (ii) the adoption by NewCo or PubCo of a stockholder rights plan, (iii) issuances by NewCo or PubCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d), or (iv) transfers of the capital stock of NewCo or PubCo that satisfy Safe Harbor VII (relating to public trading) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of capital stock shall be treated as an indirect acquisition of shares of capital stock by the non-exchanging stockholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

(48) “PubCo” shall have the meaning set forth in the preamble hereto.

(49) “Reasonable Basis” means reasonable basis within the meaning of Section 6662(d)(2)(B)(ii)(II) of the Code and the Treasury Regulations promulgated thereunder (or such other level of confidence required by the Code at that time to avoid the imposition of penalties).

(50) “Reconciliation Dispute” shall have the meaning set forth in Section 9.7.

(51) “Refund” means any refund, reimbursement, offset, credit, or other similar benefit in respect of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that the amount of any refund of Taxes shall be net of any Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt of or accrual of such refund, including any Taxes imposed by way of withholding or offset.

5

(52) “Responsible Party” shall have the meaning set forth in Section 3.3.

(53) “Restricted Period” means the period which begins with the Distribution Date and ends two (2) years thereafter.

(54) “Section 336(e) Election” shall have the meaning set forth in Section 3.7(a).

(55) “Separate Return” means a Flex Separate Return or a NewCo Separate Return, as the case may be.

(56) “Separation Agreement” shall have the meaning set forth in the preamble hereto.

(57) “State Tax” means any Tax imposed by any State of the United States or by any political subdivision of any such State, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

(58) “Straddle Period” means any taxable year or other taxable period that begins on or before the Distribution Date and ends after the Distribution Date.

(59) “Subsidiary” means with respect to any Person (a) a corporation, 50% or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person; and (b) any other Person in which such Person, directly or indirectly, owns 50% or more of the equity or economic interest thereof or has the power to elect or direct the election of 50% or more of the members of the governing body of such entity.

(60) “Supplemental Ruling” means any U.S. federal income Tax ruling which may be issued by the IRS to the effect that a transaction will not affect the Tax-Free Status of the Distributions or the Merger.

(61) “Tax” or “Taxes” means (a) all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind in the nature of a tax imposed by any federal, state, local or non-United States Taxing Authority, including income, gross receipts, employment, estimated, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum or other taxes, whether disputed or not, and including any interest, penalties, charges or additions attributable thereto, (b) liability for the payment of any amount of the type described in clause (a) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto, and (c) liability for the payment of any amount of the type described in clauses (a) or (b) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

(62) “Tax Attribute” means net operating losses, capital losses, research and experimentation credit carryovers, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, overall domestic losses, previously taxed income, separate limitation losses and any other losses, deductions, credits or other comparable items that could affect a Tax liability for a past or future taxable period.

6

(63) “Tax Certificates” means any certificates of officers of Flex, NewCo or PubCo, provided to any Law or accounting firm in connection with any Tax Opinion issued in connection with the Distributions or the Merger.

(64) “Tax Contest” shall have the meaning set forth in Section 6.1.

(65) “Tax-Free Status” means the qualification of (a) each of the Distributions as a distribution described in Section 355 of the Code, and (b) the Merger as a reorganization described in Section 368(a) of the Code, as the case may be, such that each Party and the holders of equity interests in Flex or NewCo, respectively, will recognize no income or gain for U.S. federal income tax purposes, other than, as applicable, intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

(66) “Tax-Free Status Failure” means a failure of any of the Distributions or the Merger, as the case may be, with respect to its Tax-Free Status.

(67) “Tax Item” means any item of income, gain, loss, deduction, or credit.

(68) “Tax Materials” shall have the meaning set forth in Section 4.2(a).

(69) “Tax Opinion” means any written opinion of any Law or accounting firm, regarding certain tax consequences of certain transactions executed as part of the Distributions and the Merger, as contemplated by Section 4.1.

(70) “Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Law.

(71) “Tax Receivable Agreement” means that certain tax receivable agreement, dated as of [•], by and among PubCo and each other party thereto, together with any joinder thereto from time to time by any successor or assign to any party to such agreement, as it may be amended from time to time in accordance with its terms.

(72) “Tax Records” shall have the meaning set forth in Section 8.1.

(73) “Tax-Related Losses” means (a) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes; and (b) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by Flex, NewCo or PubCo (or any of their respective Affiliates) in respect of the liability of stockholders, whether paid to stockholders or to the IRS or any other Taxing Authority, in each case, resulting from the failure of the Distributions or the Merger to qualify for Tax-Free Status.

(74) “Tax Return” means any return, report, certificate, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority, or any bill for or notice related to ad valorem or other similar Taxes received from a Taxing Authority, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

7

(75) “Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

(76) “TPG Exchanges” means the exchanges or other transactions pursuant to the “Reorganization” or the “Exchange Agreement” where the “TPG Parties” (or assignees thereof) receive “Class A Shares” or cash, and for purposes of Section 4.3(d)(iii) treating all future TPG Exchanges as having occurred in exchange for “Class A Shares” (as opposed to cash) (in each case, as such terms are defined in the Tax Receivable Agreement).

(77) “Transaction Taxes” means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed with respect to the Distributions and the Merger.

(78) “Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

(79) “Unqualified Tax Opinion” means a “will” opinion, without substantive qualifications, of a nationally recognized Law or accounting firm, to the effect that a transaction will not affect the Tax-Free Status of the Distributions or the Merger.

ARTICLE II

PAYMENTS AND TAX REFUNDS

Section 2.1 Tax Relating to Joint Returns.

(a) Flex shall pay and be responsible for any and all Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Pre-Distribution Tax Periods.

(b) Flex shall pay and be responsible for any and all Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Post-Distribution Tax Periods, other than those Taxes described in Section 2.1(c).

(c) NewCo shall pay and be responsible for any and all Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) which Taxes are attributable to the Nextracker Business for all Post-Distribution Tax Periods.

8

Section 2.2 Tax Relating to Separate Returns.

(a) Flex shall pay and be responsible for any and all Taxes due with respect to or required to be reported on any Flex Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.

(b) NewCo shall pay and be responsible for any and all Taxes due with respect to or required to be reported on any NewCo Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.

Section 2.3 Certain Transaction Taxes. Notwithstanding the provisions set forth in Sections 2.1 and 2.2, Flex and NewCo each shall pay and be responsible for 50% of any Transaction Taxes.

Section 2.4 Allocation of Employment Taxes. Liability for Employment Taxes shall be determined pursuant to the Employee Matters Agreement.

Section 2.5 Tax Refunds.

(a) Flex shall be entitled to all Refunds related to Taxes the liability for which is allocated to Flex pursuant to this Agreement. NewCo shall be entitled to all Refunds related to Taxes the liability for which is allocated to NewCo pursuant to this Agreement.

(b) NewCo shall pay to Flex any Refund received by any member of the NewCo Group, PubCo or any Subsidiary of PubCo that is allocable to Flex pursuant to this Section 2.6 no later than five Business Days after the receipt of such Refund. Flex shall pay to NewCo any Refund received by Flex or any member of the Flex Group that is allocable to NewCo pursuant to this Section 2.6 no later than five Business Days after the receipt of such Refund. For purposes of this Section 2.6, any Refund that arises as a result of an offset, credit, or other similar benefit in respect of Taxes other than a receipt of cash shall be deemed to be received on the earlier of (i) the date on which a Tax Return is filed claiming such offset, credit, or other similar benefit and (ii) the date on which payment of the Tax which would have otherwise been paid absent such offset, credit, or other similar benefit is due.

Section 2.6 Prior Agreements. Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the Flex Group and any member of the NewCo Group shall be terminated with respect to each such Group as of the Distribution Date. No member of either the Flex Group or the NewCo Group shall have any continuing rights or obligations under any such agreement.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

Section 3.1 Flex’s Responsibility. Flex shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all Joint Returns and all Flex Separate Returns, including any amended Joint Returns or amended Flex Separate Returns. To determine the liability for Taxes on a Joint Return for a Straddle Period, (a) property, ad valorem or similar Taxes and exemptions, allowances or deductions that are calculated on an

9

annualized basis shall be apportioned between the Pre-Distribution Tax Period and the Post-Distribution Tax Period on a daily pro-rata basis, and (b) all other Taxes shall be apportioned between the Pre-Distribution Tax Period and the Post-Distribution Tax Period on the basis of the “closing of the books” method as of the end of the day on the Distribution Date (for the avoidance of doubt, to the extent any member of the NewCo Group is included in any Joint Return for a taxable period that includes the Distribution Date, Flex shall cause to be included in such Joint Return the results of such member of the NewCo Group on the basis of the “closing of the books” method consistent with Treasury Regulations Section 1.1502-76(b)(2)(i) (or any analogous provision of applicable Law)); provided, however, that items of income, gain, loss, deduction and credit of Nextracker LLC for the taxable year which includes the Distribution Date shall be apportioned between the Pre-Distribution Tax Periods and the Post-Distribution Tax Periods in accordance with Treasury Regulations Section 1.1502-76(b)(2)(vi) (or any analogous provision of applicable Law); provided, further, that any items arising from any transactions outside the ordinary course of business that occur on the Distribution Date but after the Distributions shall be treated as occurring on the day after the Distributions under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) (or any analogous provision of applicable Law).

Section 3.2 NewCo’s Responsibility. NewCo shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the NewCo Group other than those Tax Returns which Flex is required to prepare and file under Section 3.1 including any amended Tax Returns. For the avoidance of doubt, the Tax Returns required to be prepared and filed by NewCo under this Section 3.2 shall include any NewCo Separate Returns and any amended NewCo Separate Returns.

Section 3.3 Right To Review Tax Returns. To the extent that the positions taken on any Tax Return would reasonably be expected to materially adversely affect the Tax position of a Party (as between Flex and NewCo) other than the Party that is required to prepare and file any such Tax Return pursuant to Section 3.1 or 3.2 (the “Reviewing Party”), the Party required to prepare and file such Tax Return (the “Responsible Party”) shall prepare the portions of such Tax Return that relates to the business of the Reviewing Party, shall provide a draft of such portion of such Tax Return to the Reviewing Party for their review and comment at least 30 days prior to the Due Date for such Tax Return, and shall modify such portion of such Tax Return before filing to include the Reviewing Party’s reasonable comments.

Section 3.4 Cooperation. The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article VII with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Article VIII. Notwithstanding anything to the contrary in this Agreement, Flex shall not be required to disclose to PubCo or NewCo any consolidated, combined, unitary, or other similar Joint Return of which a member of the Flex Group is the common parent or any information related to such a Joint Return other than information relating solely to the NewCo Group; provided, that Flex shall provide such additional information that is reasonably required to support the determination of Taxes allocable to the NewCo Group under Section 2.1 (for the avoidance of doubt, Flex shall be permitted to redact any information that is not relevant, which determination shall be made reasonably and in good faith). If an amended Separate Return for State or Foreign Taxes for which NewCo is responsible under this Article III is required to be filed as a result of an amendment made to a Joint Return for Federal Income Tax pursuant to an audit adjustment, then the Parties shall cooperate to ensure that such amended Separate Return can be prepared and filed in a manner that preserves confidential information including through the use of third party preparers.

10

Section 3.5 Tax Reporting Practices. Except as provided in Section 3.6, with respect to any Tax Return for any taxable period that begins on or before the second anniversary of the Distribution Date with respect to which NewCo is the Responsible Party, such Tax Return shall be prepared in a manner (a) consistent with past practices, accounting methods, elections and conventions (“Past Practices”) used with respect to the Tax Returns in question (unless there is no Reasonable Basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no Reasonable Basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by NewCo; and (b) that, to the extent consistent with clause (a), minimizes the overall amount of Taxes due and payable on such Tax Return for all of the Parties, including by cooperating in making such elections or applications for group or other relief or allowances available in the taxing jurisdiction in which such Tax Return is filed. NewCo shall not take any action inconsistent with the assumptions (including items of income, gain, deduction, loss and credit) made in determining all estimated or advance payments of Taxes on or prior to the Distribution Date. In addition, NewCo (and any member of the NewCo Group) shall not be permitted to make a change in any of its methods of accounting for tax purposes until all applicable statutes of limitations for all taxable periods (or portions thereof) ending on or before the Distribution Date have expired without Flex’s prior written consent.

Section 3.6 Reporting of the Distributions and the Merger. [The Parties shall (and shall cause their respective Affiliates to) report the Distributions and the Merger on each applicable Tax Return consistently with the Tax-Free Status of the Distributions and the Merger, as applicable, taking into account the jurisdiction in which such Tax Return is filed, except to the extent otherwise required by a Final Determination.]

Section 3.7 Section 336(e) Election.

(a) Flex and NewCo agree to make a protective election under Section 336(e) of the Code (“Section 336(e) Election”) with respect to the Distributions and the Parties agree to take any action that is necessary to effect such election, including any corresponding election with respect to any of its Subsidiaries, as reasonably determined by Flex and NewCo; provided, however, that if the Section 336(e) Election results in a material adverse Tax consequence to Flex or its Subsidiaries for a Pre-Distribution Tax Period (compared to the Tax consequences that would have resulted if no Section 336(e) Election was made), then the Section 336(e) Election shall only be made by the Parties as directed by Flex in its sole discretion.

(b) If (i) the Section 336(e) Election is made, (ii) there is a Tax-Free Status Failure, and (iii) the resulting Taxes (including any Taxes attributable to the Section 336(e) Election) are considered liabilities of Flex, then Flex shall be entitled to periodic payments from NewCo equal to 85% of the Tax savings arising from the step-up in Tax basis resulting from the Section 336(e) Election. The Parties shall negotiate in good faith the terms of a tax receivable agreement substantially similar to the existing Tax Receivable Agreement to govern the

11

calculation and making of such payments; provided, that any such Tax savings shall be determined using a “with and without” methodology (treating any deductions or amortization attributable to the step-up in Tax basis resulting from the Section 336(e) Election as the last items claimed for any taxable year, including after the utilization of any available net operating loss carryforwards and after the utilization of any deductions or amortization or other attributes in respect of which PubCo or its Affiliates are required to make payments pursuant to the Tax Receivable Agreement).

Section 3.8 Payment of Taxes.

(a) With respect to any Tax Return required to be filed pursuant to this Agreement, the Responsible Party shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any Taxes due in respect of any such Tax Return.

(b) In the case of any Tax Return for which a Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes reported as due on such Tax Return, the Responsible Party shall notify such other Party, in writing, of its obligation to pay such Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Responsible Party upon the later of five Business Days prior to the date on which such payment is due and 15 Business Days after the receipt of such notice.

(c) With respect to any estimated Taxes, the Party that is or will be the Responsible Party with respect to any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any estimated Taxes due. In the case of any estimated Taxes for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes that will be reported as due on any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such estimated Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Responsible Party upon the later of five Business Days prior to the date on which such payment is due and 15 Business Days after the receipt of such notice.

Section 3.9 Amended Returns and Carrybacks.

(a) NewCo shall not, and shall not permit any member of the NewCo Group to, file or allow to be filed any request for an Adjustment for any taxable period (or portion thereof) ending on or before the Distribution Date (including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Distribution Date) without the prior written consent of Flex.

(b) NewCo shall, and shall cause each member of the NewCo Group to, make any available elections to waive the right to carry back any Tax Attribute from a taxable period or portion thereof ending after the Distribution Date to a Joint Return in respect of a taxable period or portion thereof ending on or before the Distribution Date.

12

(c) NewCo shall not, and shall cause each member of the NewCo Group not to, without the prior written consent of Flex, make any affirmative election to carry back any Tax Attribute from a taxable period or portion thereof ending after the Distribution Date to a Joint Return in respect of a taxable period or portion thereof ending on or before the Distribution Date.

(d) Receipt of consent by NewCo or a member of the NewCo Group from Flex pursuant to the provisions of this Section 3.9 shall not limit or modify NewCo’s continuing indemnification obligation pursuant to Section 5.1.

Section 3.10 Tax Attributes. Flex shall in good faith advise NewCo in writing of the amount, if any, of Tax Attributes, which Flex reasonably determines, in its good faith discretion, shall be allocated or apportioned to the NewCo Group under applicable Law. NewCo and all members of the NewCo Group shall prepare all Tax Returns in accordance with such written notice. If NewCo disputes Flex’s allocation or apportionment of Tax Attributes, and the Parties cannot come to an agreement on such allocation or apportionment of Tax Attributes, then the dispute reconciliation method set forth in Section 9.7 shall be applied mutatis mutandis. For the avoidance of doubt, Flex shall not be required to create or cause to be created any books and records or reports or other documents based thereon (including, “earnings & profits studies,” “basis studies” or similar determinations) that it does not maintain or prepare in the ordinary course of business in order to comply with this Section 3.10.

ARTICLE IV

TAX-FREE STATUS OF THE DISTRIBUTIONS AND THE MERGER

Section 4.1 IRS Ruling or Opinion. Flex may, in its sole discretion, seek an IRS Ruling and/or a Tax Opinion with respect to the Tax-Free Status of the Distributions and/or the Merger, and NewCo and PubCo shall (and shall cause their respective Subsidiaries to) reasonably cooperate in connection with any such matter; provided, however, that Flex shall reimburse NewCo and PubCo (and each of their respective Subsidiaries) for any reasonable out-of-pocket costs and expenses incurred in connection with any specific request made by Flex in writing in connection with any such matter that is outside the scope of examining the Tax Materials and making the representations contemplated by Section 4.2. The Parties hereby agree that Flex shall have sole and exclusive control over the process of obtaining any IRS Ruling and that only Flex shall apply for any IRS Ruling; provided, that Flex shall keep NewCo and PubCo reasonably informed of material actions taken by Flex in connection therewith.

Section 4.2 [Representations and Warranties.

(a) Flex, on behalf of itself and all other members of the Flex Group, to the extent applicable, hereby represents and warrants that (i) it has examined or will examine any IRS Ruling, IRS Ruling Request, Tax Opinion, Tax Certificate and any other materials delivered or deliverable in connection with the issuance of any IRS Ruling or the rendering of any Tax Opinion (collectively, the “Tax Materials”) and (ii) any facts presented and representations that have been or will be made therein, to the extent descriptive of or otherwise relating to Flex or any member of the Flex Group or the Flex Retained Business, were or will be, at the time presented or represented and from such time until and including the Merger Date, true, correct, and complete in all material respects. Flex, on behalf of itself and all other members of the Flex Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to Flex or any member of the Flex Group or the Flex Retained Business.

13

(b) NewCo, on behalf of itself and all other members of the NewCo Group, to the extent applicable, hereby represents and warrants that (i) it has examined or will examine any Tax Materials and (ii) any facts presented and representations that have been or will be made therein, to the extent descriptive of or otherwise relating to NewCo or any other member of the NewCo Group or the Nextracker Business, were or will be, at the time presented or represented and from such time until and including the Merger Date, true, correct, and complete in all material respects; provided, however, that NewCo shall not be considered in breach of this Section 4.2(b) to the extent it notifies Flex in writing prior to the finalization of any Tax Materials that it disagrees with any such facts or representations included therein and provides an explanation reasonably acceptable to Flex for such disagreement; provided, further, that Flex has provided any such Tax Materials to NewCo reasonably in advance of such finalization for review. NewCo, on behalf of itself and all other members of the NewCo Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to NewCo or any other member of the NewCo Group or the Nextracker Business.

(c) PubCo, on behalf of itself and its Subsidiaries, to the extent applicable, shall furnish any customary Tax Certificates reasonably requested in connection with an IRS Ruling and/or a Tax Opinion. PubCo hereby represents and warrants that any facts presented and representations that will be made therein, to the extent descriptive of or otherwise relating to PubCo or any of its Subsidiaries, were or will be, at the time presented or represented and from such time until and including the Merger Date, true, correct, and complete in all material respects; provided, however, that PubCo shall not be considered in breach of this Section 4.2(c) to the extent it notifies Flex in writing prior to the finalization of any Tax Materials that it disagrees with any such facts or representations included therein and provides an explanation reasonably acceptable to Flex for such disagreement; provided, further, that Flex has provided any such Tax Materials to PubCo reasonably in advance of such finalization for review.

(d) Each of Flex, on behalf of itself and all other members of the Flex Group, NewCo, on behalf of itself and all other members of the NewCo Group, and PubCo, on behalf of itself and all of its Subsidiaries, represents and warrants that it knows of no fact (after due inquiry) that may cause the Tax treatment of the Distributions or the Merger to be other than the Tax-Free Status of the Distributions and the Merger, respectively.]

Section 4.3 Restrictions Relating to the Tax-Free Status of the Distributions and the Merger.

(a) NewCo, on behalf of itself and all other members of the NewCo Group, hereby covenants and agrees that no member of the NewCo Group will take, fail to take, or permit to be taken: (i) any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Tax Materials or (ii) any action which constitutes a Disqualifying Action.

14

(b) PubCo, on behalf of itself and its Subsidiaries, hereby covenants and agrees that neither PubCo nor any of its Subsidiaries will take, fail to take, or permit to be taken any action which constitutes a Disqualifying Action.

(c) Flex, on behalf of itself and its Subsidiaries, hereby covenants and agrees that neither Flex nor any of its Subsidiaries will take, fail to take, or permit to be taken any action which constitutes a Disqualifying Action.

(d) For the avoidance of doubt, and in no way limiting the restrictions imposed by Sections 4.3(a) and (b), during the Restricted Period, except pursuant to the Merger, the Distributions, or any TPG Exchanges, NewCo and PubCo, as applicable:

(i) shall continue and cause to be continued the active conduct of the Nextracker Business for purposes of Section 355(b)(2) of the Code, taking into account Section 355(b)(3) of the Code, as conducted immediately prior to the Distributions,

(ii) shall not voluntarily dissolve or liquidate itself or any of its Affiliates (including any action that is a liquidation for U.S. federal income tax purposes),

(iii) shall not (1) enter into any Proposed Acquisition Transaction or, to the extent it has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (2) redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (3) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of its capital stock (including through the conversion of any capital stock into another class of capital stock), (4) merge or consolidate with any other Person (5) facilitate or otherwise participate in any acquisition of stock in PubCo that would result in any shareholder owning directly or indirectly 5% or more of the outstanding stock of PubCo (by voting power or value) or (6) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Tax Certificates) which in the aggregate would be reasonably likely to, when combined with any other direct or indirect changes in ownership of its capital stock pertinent for purposes of Section 355(e) of the Code (including the Merger, the Distributions and the TPG Exchanges, assuming for this purpose that all potential TPG Exchanges have occurred regardless of whether they have actually occurred), have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in its capital stock or would reasonably be expected to result in a failure to preserve the Tax-Free Status of the Distributions or the Merger; and

(iv) shall not and shall not permit NewCo or its Subsidiaries to sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose (including in any transaction treated for federal income tax purposes as a sale, transfer or disposition) of assets (including, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than 20% of the consolidated gross assets of itself or its Subsidiaries. The foregoing sentence shall not apply to (1) sales, transfers, or dispositions of assets in the ordinary course of business, (2) any

15

cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (3) any assets transferred to a Person that is disregarded as an entity separate from the transferor for federal income tax purposes or (4) any mandatory or optional repayment (or pre-payment) of any indebtedness of itself or its Subsidiaries. The percentages of gross assets or consolidated gross assets of itself or its Subsidiaries, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of itself and its Subsidiaries as of the Distribution Date. For purposes of this Section 4.3(d)(iv), a merger of NewCo or one of its Subsidiaries with and into any Person that is not a wholly owned Subsidiary of NewCo (except for the Merger) shall constitute a disposition of all of the assets of NewCo or such Subsidiary.

(e) Notwithstanding the restrictions imposed by Section 4.3(a), (b), (c) and (d), any Party or an Affiliate of any Party may take any of the actions or transactions described therein if such Party or Affiliate obtains (i) an Unqualified Tax Opinion in form and substance reasonably satisfactory to Flex, (ii) a Supplemental Ruling in form and substance reasonably satisfactory to Flex or (iii) the prior written consent of Flex waiving the requirement that such Party or Affiliate obtain an Unqualified Tax Opinion or a Supplemental Ruling, such waiver to be provided in Flex’s sole and absolute discretion. Flex’s evaluation of an Unqualified Tax Opinion or a Supplemental Ruling may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such opinion or ruling. Such Party or Affiliate shall bear all costs and expenses of securing any such Unqualified Tax Opinion or Supplemental Ruling and shall reimburse Flex for all reasonable out-of-pocket expenses that Flex or any of its Affiliates may incur in good faith in seeking to obtain or evaluate any such Unqualified Tax Opinion or Supplemental Ruling. Neither the delivery of an Unqualified Tax Opinion or a Supplemental Ruling nor Flex’s waiver of the obligation to deliver an Unqualified Tax Opinion or a Supplemental Ruling shall limit or modify any indemnification obligation pursuant to Section 5.1.

ARTICLE V

INDEMNITY OBLIGATIONS

Section 5.1 Indemnity Obligations.

(a) Flex shall indemnify and hold harmless NewCo and PubCo from and against, and will reimburse NewCo and PubCo for, (i) all liability for Taxes allocated to Flex pursuant to Article II, and (ii) all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the Flex Group pursuant to this Agreement, (iii) the amount of any Refund received by any member of the Flex Group that is allocated to NewCo pursuant to Section 2.6(a), and (iv) any Distribution Taxes and Tax-Related Losses that are not described in Section 5.1(b).

(b) Without regard to whether an Unqualified Tax Opinion or Supplemental Ruling may have been provided or whether any action is permitted or consented to hereunder and notwithstanding anything else to the contrary contained herein, NewCo (on behalf of itself or PubCo, as applicable) shall indemnify and hold harmless Flex from and against, and will reimburse Flex for, (i) all liability for Taxes allocated to NewCo pursuant to Article II, (ii) all Taxes and Tax-

16

Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of NewCo or any other member of the NewCo Group or of PubCo or any of its Subsidiaries pursuant to this Agreement, (iii) the amount of any Refund received by any member of the NewCo Group, PubCo or any Subsidiary of PubCo that is allocated to Flex pursuant to Section 2.6(a) and (iv) any Distribution Taxes and Tax-Related Losses attributable to a NewCo or PubCo Disqualifying Action (regardless of whether the conditions set forth in Section 4.3(e) are satisfied); provided, however, that notwithstanding anything to the contrary in this Agreement, neither NewCo nor PubCo (nor any of their respective Affiliates) shall be responsible for the accuracy or completeness of any representation, warranty or covenant made by NewCo pursuant to this Agreement (or otherwise) with respect to periods prior to the effectiveness of the Merger.

(c) To the extent that any Tax or Tax-Related Loss is subject to indemnity pursuant to both Sections 5.1(a) and 5.1(b), responsibility for such Tax or Tax-Related Loss shall be shared by Flex, on the one hand, and NewCo or PubCo, on the other hand, according to relative fault.

Section 5.2 Indemnification Payments.

(a) Except as otherwise provided in this Agreement, if any Party (the “Indemnitee”) is required to pay to a Taxing Authority a Tax, or to another Person a payment in respect of a Tax, that another Party (the “Indemnifying Party”) is liable for under this Agreement, including as the result of a Final Determination, the Indemnitee shall notify the Indemnifying Party, in writing, of its obligation to pay such Tax and, in reasonably sufficient detail, its calculation of the amount due by such Indemnifying Party to the Indemnitee, including any Tax-Related Losses attributable thereto. The Indemnifying Party shall pay such amount, including any Tax-Related Losses attributable thereto, to the Indemnitee no later than the later of (i) five Business Days prior to the date on which such payment is due to the applicable Taxing Authority or (ii) 15 Business Days after the receipt of notice from the other Party.

(b) If, as a result of any change or redetermination, any amount previously allocated to and borne by one Party pursuant to the provisions of Article II is thereafter allocated to the other Party, then, no later than five (5) Business Days after such change or redetermination is agreed to by the Parties, such other Party shall pay to such Party the amount previously borne by such Party which is allocated to such other Party as a result of such change or redetermination.

Section 5.3 Payment Mechanics.

(a) All payments under this Agreement shall be made by Flex directly to NewCo and by NewCo directly to Flex; provided, that if the Parties mutually agree with respect to any such indemnification payment, any member of the Flex Group, on the one hand, may make such indemnification payment to any member of the NewCo Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Section 5.4.

(b) In the case of any payment of Taxes made by a Responsible Party or Indemnitee pursuant to this Agreement for which such Responsible Party or Indemnitee, as the case may be, has received a payment from the other Party, such Responsible Party or Indemnitee shall provide to the other Party a copy of any official government receipt received with respect to the payment of such Taxes to the applicable Taxing Authority (or, if no such official governmental receipts are available, executed bank payment forms or other reasonable evidence of payment).

17

Section 5.4 Treatment of Payments. The Parties agree that any payment made among the Parties pursuant to this Agreement shall be treated, to the extent permitted by Law, for all U.S. federal income Tax purposes as either (i) a non-taxable contribution by FIUI to NewCo, or (ii) a distribution by NewCo to FIUI, and, with respect to any payment made among the Parties pursuant to this Agreement after the Distributions, such payment shall be treated as having been made immediately prior to the Distributions. Notwithstanding the foregoing, Flex shall notify NewCo if it reasonably determines that any payment made pursuant to this Agreement is to be treated, for any Tax purposes, as a payment made by one Party acting as an agent of one of such Party’s Subsidiaries to the other Party acting as an agent of one of such other Party’s Subsidiaries, and the Parties agree to treat any such payment accordingly.

ARTICLE VI

TAX CONTESTS

Section 6.1 Notice. Each Party (as between Flex and NewCo) shall notify the other Party in writing within 10 days after receipt by such Party or any member of its Group of a written communication from any Taxing Authority with respect to any pending or threatened audit, claim, dispute, suit, action, proposed assessment or other proceeding (a “Tax Contest”) concerning any Taxes for which the other Party may be liable pursuant to this Agreement, and thereafter shall promptly forward or make available to such Party copies of notices and communications relating to such Tax Contest.

Section 6.2 Separate Returns. In the case of any Tax Contest with respect to any Separate Return, the Party having the liability for the Tax pursuant to Article II hereof shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest.

Section 6.3 Joint Return. In the case of any Tax Contest with respect to any Joint Return, Flex shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest.

Section 6.4 Obligation of Continued Notice. During the pendency of any Tax Contest or threatened Tax Contest, each of the Parties (as between Flex and NewCo) shall provide prompt notice to the other Party of any written communication received by it or a member of its respective Group from a Taxing Authority regarding any Tax Contest for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Taxing Authority and contain factual information (to the extent known) describing any asserted Tax

18

liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Taxing Authority in respect of any such matters. Such notice shall be provided in a reasonably timely fashion; provided, however, that in the event that timely notice is not provided, a Party shall be relieved of its obligation to indemnify the other Party only to the extent that such delay results in actual increased costs or actual prejudice to such other Party.

Section 6.5 Settlement Rights. Unless waived by the Flex or NewCo in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (a) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (b) the Controlling Party shall timely provide the Non-Controlling Party with copies of any relevant written materials relating to such potential adjustment in such Tax Contest received from any Taxing Authority; (c) the Controlling Party shall timely provide the Non-Controlling Party copies of any correspondence or filings submitted to any Taxing Authority or judicial authority in connection with such potential adjustment in such Tax Contest; and (d) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

ARTICLE VII

COOPERATION; CONSISTENCY

Section 7.1 Cooperation. Each of the Parties shall (a) furnish to the other Parties in a timely manner such information, documents and other materials in such Party’s possession or control as the other Parties may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the other Parties and its representatives during normal business hours upon reasonable advanced notice to provide explanations of documents and materials and such other information as the other Parties or its respective representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any of the foregoing matters, and each of the Parties shall reimburse the other Parties for any reasonable third-party costs and expenses incurred pursuant to this Section 7.1 for the benefit of the reimbursing Party.

Section 7.2 Consistent Treatment. The Parties agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, with respect to the Tax-Free Status of the Distributions and the Merger) in a manner consistent with this Agreement unless otherwise required by Law.

19

ARTICLE VIII

RETENTION OF RECORDS; ACCESS

Section 8.1 Retention of Records. For so long as the contents thereof may become material in the administration of any matter under applicable Law, but in any event until the later of (a) 60 days after the expiration of any applicable statutes of limitation (including any waivers or extensions thereof) and (b) seven (7) years after the Distribution Date, the Parties shall retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns (collectively, “Tax Records”) in respect of Taxes of any member of either the Flex Group or the NewCo Group or for any Tax Contests relating to such Tax Returns. At any time after the Distribution Date that the Flex Group proposes to destroy such records or documents, it shall first notify the NewCo Group in writing and the NewCo Group shall be entitled to receive such records or documents proposed to be destroyed. At any time after the Distribution Date that the NewCo Group proposes to destroy such records or documents, it shall first notify the Flex Group in writing and the Flex Group shall be entitled to receive such records or documents proposed to be destroyed. The Parties will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

Section 8.2 Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Parties and its respective Affiliates, authorized agents and representatives and any representative of a Taxing Authority or other Tax auditor direct access, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Parties in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items pursuant to this Agreement. The Party seeking access to the records of the other Parties shall bear all costs and expenses associated with such access, including any professional fees.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing and shall be given or made (and, except in the case of email, shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by email (which shall be deemed to have been duly given or made upon affirmative reply by email by the intended recipient that such email was received) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.1):

20

To Flex:

Flextronics International USA, Inc.

c/o Flex Ltd.

2 Changi South Lane

Singapore 486123

Attention: General Counsel

E-mail: general.counsel@flex.com

With copy to: richard.riecker@flex.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1001 Page Mill Road, Building

Palo Alto, California 94304

Attention: Sharon R. Flanagan

E-mail: sflanagan@sidley.com

To NewCo:

Yuma, Inc.

c/o Flex Ltd.

2 Changi South Lane

Singapore 486123

Attention: General Counsel

E-mail: general.counsel@flex.com

With copy to: richard.riecker@flex.com

To PubCo:

Nextracker Inc.

6200 Paseo Padre Parkway

Fremont, California 94555

Attention: General Counsel

E-mail: lschlesinger@nextracker.com

Section 9.2 Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 9.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

21

Section 9.4 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.5 Successors; Assignment; Amendments.

(a) The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Parties.

(b) This Agreement may only be amended or modified, in whole or in part, at any time and from time to time by a written instrument signed by each of the Parties. In the event that this Agreement is amended, PubCo shall provide a copy of such amendment to all other Parties.

Section 9.6 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 9.7 Reconciliation. In the event that the Parties are unable to resolve a disagreement under Articles II, III, IV, or V (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to the Parties involved. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Parties involved agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with any of the Parties or other actual or potential conflict of interest. If the Parties involved are unable to agree on an Expert within 15 days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve such matter within 15 days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the applicable Party, subject to adjustment or amendment upon resolution. The Parties shall bear their own costs and expenses of such proceeding; provided, however, that if the Expert determines that one Party’s position predominantly prevailed in resolving the Reconciliation Dispute, the other Parties involved in the dispute shall reimburse the prevailing Party for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 9.7 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 9.7 shall be binding on the Parties and may be entered and enforced in any court having jurisdiction.

22

Section 9.8 Governing Law; Consent to Jurisdiction. Except as provided for in the last sentence of this Section 9.8, this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Subject to Section 9.7, any dispute arising from or relating to the subject matter of this Agreement, including but not limited to the scope and applicability of this Section 9.8 shall be referred to and finally determined by arbitration in accordance with the Arbitration Rules and Procedures of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) then in effect, by one commercial arbitrator with at least twenty years of experience resolving commercial contract disputes, who shall be selected from the appropriate list of JAMS arbitrators in accordance with the Arbitration Rules and Procedures of JAMS. The seat of arbitration will be Santa Clara County, California and the language of the arbitration proceedings will be English. Judgment upon the award so rendered may be entered in a court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. Notwithstanding the foregoing, each Party shall have the right to institute an action in a court of proper jurisdiction for injunctive or other equitable relief pending a final decision by the arbitrator. For all purposes of this Agreement, the Parties consent to exclusive jurisdiction and venue in the state or federal courts of the State of Delaware. This Section 9.8 shall be governed by and construed in accordance with the Federal Arbitration Act and, to the extent not inconsistent with the Federal Arbitration Act, the laws of the State of Delaware, without regard to conflict of law principles that would cause the application of the laws of another jurisdiction.

Section 9.9 Waivers. Any consent required or permitted to be given by any Party to each other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group).

Section 9.10 Specific Enforcement. The Parties acknowledge that the remedies at Law of the other Parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any Party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

[The remainder of this page is intentionally blank]

23

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

FLEX LTD.

By:
Name:
Title:

YUMA, INC.

By:
Name:
Title:

NEXTRACKER INC.

By:
Name:
Title:

Signature Page to Tax Matters Agreement